   As filed with the Securities and Exchange Commission on February 1, 2000
                                                     Registration No. 333-
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ---------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                               ---------------

                        iBEAM BROADCASTING CORPORATION
            (Exact name of Registrant as specified in its charter)

                               ---------------

        Delaware                    7389                    94-3296895
     (State or other          (Primary Standard          (I.R.S. Employer
     jurisdiction of             Industrial           Identification Number)
    incorporation or         Classification Code
      organization)                Number)
                         645 Almanor Avenue, Suite 100
                              Sunnyvale, CA 94086
                                (408) 523-1600
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               ---------------

                                  Chris Dier
                            Chief Financial Officer
                        iBEAM Broadcasting Corporation
                         645 Almanor Avenue, Suite 100
                              Sunnyvale, CA 94086
                                (408) 523-1600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ---------------

                                  Copies to:
   Barry Taylor, Esq.                                   Bruce Dallas, Esq.
    David Dayan, Esq.                                  Davis Polk & Wardwell
  Charles Prober, Esq.                                  1600 El Camino Real
 Wilson Sonsini Goodrich                               Menlo Park, CA 94025
        & Rosati                                          (650) 752-2000
Professional Corporation
   650 Page Mill Road
   Palo Alto, CA 94304
     (650) 493-9300            ---------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

                               ---------------
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ---------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------
------------------------------------------------------------------------------
                                   Proposed Maximum
    Title of Each Class of        Aggregate Offering              Amount of
 Securities To be Registered           Price(1)               Registration Fee
------------------------------------------------------------------------------
Common Stock, $0.0001 par
 value (1)...................        $170,000,000                  $44,880
------------------------------------------------------------------------------
------------------------------------------------------------------------------

(1)Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457 (o) under the Securities Act of 1933. Includes shares subject to sale pursuant to the underwriters' over-allotment option.

                               ---------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

-------------------------------------------------------------------------------
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission becomes effective. This prospectus is not + +an offer to sell nor does it seek an offer to buy these securities in any +
+jurisdiction where the offer or sale is not permitted.                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS (Subject to Completion)
Issued February    , 2000

                                           Shares

                                     [Logo]

                                  COMMON STOCK

                                  -----------

iBEAM Broadcasting Corporation is offering             shares of its common
stock. This is our initial public offering and no public market currently exists for our shares. We anticipate that the initial public offering price
will be between $      and $      per share.

                                  -----------

We have applied to list the common stock on the Nasdaq National Market under the symbol "IBEM."

                                  -----------

                 Investing in our common stock involves risks.
                    See "Risk Factors" beginning on page 6.

                                  -----------

                               PRICE $   A SHARE

                                  -----------

                                          Price        Underwriting
                                            to         Discounts and       Proceeds
                                          Public        Commissions        to iBEAM
                                          ------       -------------       --------
Per Share.............................      $                $                $
Total.................................    $                $                $

We have granted the underwriters the right to purchase up to an additional shares of common stock to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares of common stock
to purchasers on            , 2000.

                                  -----------

MORGAN STANLEY DEAN WITTER

           BEAR, STEARNS & CO. INC.

                                    DONALDSON, LUFKIN & JENRETTE

                                                              ROBERTSON STEPHENS
         , 2000.

                               TABLE OF CONTENTS

                                      Page
                                      ----
Prospectus Summary..................    3
Risk Factors........................    7
Use of Proceeds.....................   19
Dividend Policy.....................   19
Capitalization......................   20
Dilution............................   21
Selected Financial Data.............   22
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   23
Business............................   28

                                    Page
                                    ----
Management.........................  41
Certain Relationships and Related
 Transactions......................  54
Principal Stockholders.............  57
Description of Capital Stock.......  59
Shares Eligible for Future Sale....  61
Underwriters.......................  63
Legal Matters......................  65
Experts............................  65
Where You Can Find More
 Information.......................  65
Index to Financial Statements...... F-1

                               ----------------

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

   Until         , 2000 (25 days after the date of this prospectus), all
dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriter with respect to their unsold allotments or subscriptions.

   Our logo and certain titles and logos of our services are our trademarks. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder. The terms iBEAM Broadcasting, iBEAM and MaxCaster are our service marks or trademarks that are registered or otherwise protected under the laws of various jurisdictions.

                               ----------------

   We were incorporated in Delaware in March 1998. Our principal executive offices are located at 645 Almanor Avenue, Suite 100, Sunnyvale, CA 94086 and our telephone number is (408) 523-1600. Our website is www.ibeam.com. The information on the website is not a part of this prospectus.

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus, including the more detailed information and the financial statements and related notes appearing elsewhere in this prospectus.

                               iBEAM BROADCASTING

   We provide an Internet broadcast network that delivers streaming media with viewing and listening quality that approaches television and radio, at lower cost than current Internet solutions and with the ability to scale to serve large audiences of simultaneous users. Our breadth of services enables content providers to more easily and cost effectively broadcast content over the Internet. Our network uses point-to-multipoint satellite broadcasting of Internet content to our intelligent iBEAM servers located at the edge of Internet, which is the Internet access point closest to the end user. Our network currently uses iBEAM servers located in the facilities of network providers, hosting companies and Internet service providers, or ISPs. Our proprietary technology and the software incorporated into our intelligent servers enable us to deliver high quality video and audio streams. We believe our investment in intelligent servers at the edge of the Internet provides us with competitive advantages and allows for the development of new value-added services for both content providers and ISPs.

   Investments in "last mile" high-speed Internet connections to homes and businesses, intended to improve viewing and listening quality, are increasing the traffic load on the Internet causing web congestion and degradation of viewing and listening quality. Despite these limitations, existing websites, traditional media companies, such as Time Warner and Sony, new media companies, such as Launch Media and ProWebCast.com, and creators of new applications, such as online education, are aggressively trying to attract and retain Internet users by using greater amounts of streaming audio-visual content. The Gartner Group projects that more than 50% of websites will include some streaming media by 2001, a five-fold increase from 1998. Through our focus on the edge of the Internet and the use of satellite delivery, our approach to webcasting overcomes the inherent design limitations that disrupt the delivery of streaming audio-visual media and degrade viewing and listening quality.

   Our solution is built on nearly 40 man years of proprietary software development by technical specialists from CNN, Bloomberg, and Microsoft which led to early developments in the delivery of rich video and audio content over the Internet. We commercially introduced our service in October 1999. As of January 25, 2000, our network investment, which we will continue to develop, is sufficient to support 300,000 simultaneous 20 kilobit streams of data. As of January 25, 2000, we have over 40 customers including MSNBC, Warner Bros. Interactive, Launch Media and Pixelworld. In addition, we have agreements with over 40 ISPs, including Covad Communications and Northpoint, that enable us to broadcast directly through their local distribution networks.

Business Strategy

   Our goal is to become the leading provider of high-fidelity Internet broadcast services by developing the world's largest, premier quality and most cost efficient distributed streaming network. To this end, we are capitalizing upon our innovative network architecture, proprietary technology and first mover advantage to position us as the broadcast network of choice for reliable, high-fidelity Internet broadcasting. Our strategy comprises the following initiatives:

 .  Expand Our Customer Base of Leading Media and Entertainment Companies

 .  Globally Build Out Our High-Fidelity Internet Broadcast Network

 .  Further Leverage Our Intelligent Network to Drive Economies of Scale

 .  Introduce New Value Added Features and Services

 .  Pursue Additional Strategic Relationships

 .  Create Open Platform for New Applications

Our Internet Broadcast Network

   We have developed and deployed an Internet broadcast network that combines the quality, scalability and efficiency of the traditional television and radio broadcast networks with the interactivity and personalization of the Internet. The architecture of our network is conceptually similar to the architecture of traditional broadcast television and cable. Traditional television is collected over a dedicated acquisition network, then broadcast by satellite to a network of downlinks at television affiliates or cable facilities geographically dispersed across the country. We collect streaming Internet media from providers, then broadcast it via satellite to our network of servers, which we call MaxCasters, located in the facilities of ISPs. We then deliver these high-fidelity video and audio streams to the end user. Our services require no special end user hardware or software. In addition to the efficient distribution of streaming content, the iBEAM MaxCasters are intelligent servers that can perform a wide range of other value-added applications, including usage reporting and targeted advertising.

   The key benefits of our network to our customers include:

    .  High-Fidelity Video and Audio Streams

    .  Low Cost Distribution

    .  Scalability

    .  Transparent to the End User

    .  Turnkey Solution

    .  Advanced Reporting Capability

    .  Flexible Network Design

   Our main executive offices are located at 645 Almanor Avenue, Suite 100, Sunnyvale, California 94086, and our phone number is (408) 523-1600. Our website address is www.ibeam.com. The information on our website is not part of this prospectus.

                                  THE OFFERING

 Common stock offered................................      shares
 Common stock to be outstanding after this offering..      shares
 Use of proceeds..................................... For general corporate purposes, including
                                                      working capital and
                                                      capital expenditures
 Proposed Nasdaq National Market symbol.............. IBEM

   The number of shares of common stock to be outstanding after the offering is based on shares of common stock outstanding as of December 31, 1999. This number includes 45,740,355 shares of common stock to be issued upon automatic conversion of all outstanding shares of our preferred stock upon completion of this offering. This number excludes:

  . 16,004,625 shares of common stock authorized for issuance under our stock option plans, of which 6,857,817 shares at a weighted average exercise price of $1.20 were subject to outstanding options as of December 31, 1999; and

  . 1,025,676 shares of common stock issuable upon exercise and conversion of outstanding preferred stock warrants as of December 31, 1999 at a weighted average exercise price of $1.63.

   Unless otherwise indicated, all of the information in this prospectus:

  . reflects the conversion of all outstanding shares of preferred stock into 45,740,355 shares of common stock upon completion of this offering;

  . reflects a 3-for-1 stock split of our common stock effected in January 2000; and

  .  assumes no exercise of the underwriters' over-allotment option.

                             SUMMARY FINANCIAL DATA

   Weighted average shares used in computing the pro forma basic and diluted net loss per share have been calculated assuming the conversion of all outstanding shares of convertible preferred stock outstanding into common stock as if the shares had converted immediately upon issuance.

   The pro forma column in the balance sheet data below gives effect to the conversion of all shares of convertible preferred stock outstanding into 45,740,355 shares of common stock upon the closing of this offering. The pro
forma as adjusted column also reflects the sale of          shares of common
stock in this offering at an assumed initial public offering price of
$        , after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

                                             Period from
                                            March 20, 1998
                                            (Inception) to      Year Ended
                                           December 31, 1998 December 31, 1999
                                           ----------------- -----------------
                                             (in thousands, except per share
                                                          data)
Statements of Operations Data:
Revenue...................................      $    --          $    149
Total operating costs and expenses........        4,352            30,317
Loss from operations......................       (4,352)          (30,168)
Net loss..................................       (4,227)          (29,968)
Net loss per share--basic and diluted.....      $ (0.78)         $  (4.74)
Weighted average common shares
 outstanding..............................        5,438             6,320
Pro forma net loss per share--basic and
 diluted..................................                       $  (0.87)
Weighted average common shares
 outstanding..............................                         34,431

                                                    As of December 31, 1999
                                                 -----------------------------
                                                                    Pro Forma
                                                 Actual  Pro Forma As Adjusted
                                                 ------- --------- -----------
                                                        (in thousands)
Balance Sheet Data:
Cash, cash equivalents and investments.......... $29,840  $29,840    $
Working capital.................................  24,751   24,751
Total assets....................................  44,741   44,741
Capital lease obligations, net of current
 portion........................................   3,627    3,627     3,627
Total stockholders' equity......................  35,159   35,159

                                 RISK FACTORS

   You should consider carefully the following risks before you decide to buy our common stock. If any of the following risks actually materializes, our business, financial condition or results of operations would likely suffer. In such case, the trading price of our common stock could fall, and you could lose all or part of the money paid to buy our common stock.

Risks Related to Our Business

   We are a development stage company and our business is difficult to evaluate because we have a limited operating history.

   We were founded in March 1998 and began offering our Internet broadcasting services for streaming video and audio in October 1999. The revenue and income potential of our business and market is unproven. We have limited meaningful historical financial data upon which to base planned operating expenses and upon which investors may evaluate us and our prospects. In addition, our operating expenses are largely based on anticipated revenue trends and a high percentage of our expenses are and will continue to be fixed for the foreseeable future. You should consider the risks and difficulties frequently encountered by development stage companies, particularly companies in the rapidly evolving Internet infrastructure market.

   We are entirely dependent on our Internet broadcasting services and our future revenue depends on their commercial success.

   Our future growth depends on the commercial success of our Internet broadcasting services. We have recently begun to commercially introduce our services for the delivery of streaming video and audio, and our future revenue growth will depend upon customer demand for these services. Failure of our current and planned services to operate as expected could delay or prevent customer acceptance. We have only limited experience offering our services and we may incur service interruptions or encounter technical problems as we expand our customer base. If our target customers do not adopt, purchase and successfully deploy our current and planned services, our revenue will not grow significantly and our business, results of operations and financial condition will be seriously harmed. In addition, to the extent we attempt to establish any portion of our technology as an industry standard by making it readily available to users for little or no charge, we could face increased competition and may not receive revenue that might otherwise have been received by us.

   Our business strategy is based on our ability to build our broadcast network to the edge of the Internet, which is dependent on our relationship with Internet service providers.

   The success of our business strategy is dependent on our ability to build our broadcast network to the edge of the Internet, which is the access point closest to the end user. Our ability to provide content providers with high quality, low-cost distribution of streaming video and audio content is dependent on the development of an edge network. To accomplish our business strategy, we will need to deploy our edge servers in the facilities of Internet service providers. Although we provide Internet service providers with our servers at no cost and we believe deployment of our network will reduce incoming bandwidth costs for these providers, Internet service providers may nevertheless refuse to allow us to install our equipment in their facilities. If we are unable to successfully deploy our edge servers close to the end user, our business and results of operation will suffer greatly.

   We do not have exclusive contracts with Internet service providers for the deployment of our servers within their networks and we expect that many Internet service providers will allow our competitors to install equipment at their sites.

   Because our Internet broadcasting network is complex and is deployed in complex environments, it may have errors or defects that could seriously harm our business.

   Our Internet broadcasting network is highly complex. Because of the nature of our services, we can only fully test it when it is fully deployed in very large networks with high traffic. We and our customers have from time to time discovered errors and defects in our software. In the future, there may be additional errors and defects in our software that may adversely affect our service. If we are unable to efficiently fix errors or other problems that may be identified, we could experience:

  .  Loss of or delay in sales and loss of market share;

  .  Loss of customers;

  .  Failure to attract new customers or achieve market acceptance;

  .  Diversion of development resources;

  .  Loss of credibility;

  .  Increased service costs; or

  .  Legal action by our customers.

   Any failure of our network infrastructure could lead to significant costs and disruptions which could reduce our revenue and harm our business, financial results and reputation.

   Our business is dependent on providing our customers with high quality and low-cost Internet broadcasting services through our network. To meet these customer requirements, we must protect our network infrastructure against damage from:

  .  Human error;

  .  Physical or electronic security breaches;

  .  Fire, earthquake, flood and other natural disasters;

  .  Power loss; and

  .  Sabotage and vandalism.

   Despite precautions we have taken, the occurrence of a natural disaster or other unanticipated problems at one or more of our servers could result in service interruptions or significant damage to equipment. In addition, because our servers are located in the facilities of others such as Internet service providers and Internet hosting companies, we must rely on others to protect our equipment.

   Our network architecture uses satellite transmission to bypass the congestion of the Internet backbone by broadcasting directly to our edge-servers thereby providing high quality, low-cost services to our customers. Although we have deployed three layers of redundancy in our network--edge servers, regional data centers and our master data centers--our costs are generally higher and quality of service is generally lower when we deliver content to end users from our data centers rather than our edge servers. Therefore, the failure of one or more of the satellites we use could prevent us from broadcasting content directly to the edge of the Internet and therefore have a negative impact on our ability to cost-effectively broadcast high-quality streaming video and audio content.

   If we are unable to provide our network services to our customers we could face legal action by our customers. Although our contracts with our customers contain limitation on liability provisions, we cannot assure you that such customers would not attempt to seek damages greater than such limitations.

   We may have inaccurately predicted our satellite capacity needs and may find it difficult to add capacity when needed on reasonable terms.

   While we have entered into a three year renewable agreement for satellite capacity, if we find that we contracted for insufficient capacity, there is no assurance that we could obtain additional capacity when needed or on reasonable terms. Failure to obtain capacity would limit revenue growth.

   The market for Internet broadcasting services is new and our business will suffer if it does not develop as we expect.

   The market for Internet broadcasting services is new and rapidly evolving. While we believe content providers such as existing Web-based companies and traditional media and entertainment companies will increasingly seek to broadcast streaming video and audio over the Internet, we cannot be certain that a viable market for our services will emerge or be sustainable. If this market does not develop, or develops more slowly than we expect, our business, results of operations and financial condition will be seriously harmed.

   The markets in which we operate are highly competitive and we may be unable to compete successfully against new entrants and established companies with greater resources.

   We compete in a market that is new, intensely competitive, highly fragmented and rapidly changing. We have experienced and expect to continue to experience increased competition. Many of our current competitors, as well as a number of our potential competitors, have longer operating histories, greater name recognition and substantially greater financial, technical and marketing resources than we do. Some of our current and potential competitors have the financial resources to withstand substantial price competition. Moreover, many of our competitors have more extensive customer bases, broader customer relationships and broader industry alliances that they could use to their advantage in competitive situations, including relationships with many of our current and potential customers. Our competitors may be able to respond more quickly than we can to new or emerging technologies and changes in customer requirements.

   Some of our current or potential competitors may bundle their services with other software or hardware to offer content providers an integrated solution which we do not currently match. This may discourage content providers from purchasing services we offer or Internet service providers from installing our servers in their facilities.

   As competition in the Internet broadcasting market continues to intensify, new solutions will come to market. We are aware of other companies that are focusing or may in the future focus significant resources on developing and marketing products and services that will compete with ours. We believe our competitors primarily come from four market segments:

  .  Streaming media hosting companies;

  .  Internet content distribution networks;

  . Internet device venders who utilize caching systems, switches and local balancers; and

  .  Fiber-based network operators.

   Increased competition could result in:

  .  Price and revenue reductions and lower profit margins;

  .  Increased cost of service from telecommunications providers;

  .  Loss of customers; and

  .  Loss of market share.

   Any one of these results could materially and adversely affect our business, financial condition and results of operations.

   We do not have exclusive contracts with our customers and these Internet content providers may shift from using our services to those of our competitors at any time without penalty.

   In addition, some content providers may determine that it is more cost effective for them to develop and deploy their own Internet broadcasting or content delivery systems than it is to outsource such services to companies such as iBEAM. This competitive threat is particularly great from content providers that own content distribution networks.

   We believe that the Internet broadcasting and content delivery industry is likely to encounter consolidation in the future. Such consolidation could lead to the formation of more formidable competitors and could result in increased pressure on us to decrease our prices. In addition, consolidation among Internet content providers could reduce the number of potential customers for our services and may increase the bargaining power of these organizations, which could force us to lower prices.

   If any of our strategic alliances terminate, then our business could be adversely affected.

   We entered into a strategic alliance with Microsoft Corporation in September 1999 and with Covad Communications in October 1999. Under each of these agreements, we are seeking to jointly develop technology and services with our strategic alliance partners and we may not be successful. Our agreement with Microsoft may be terminated by either Microsoft or us if the other party materially breaches the agreement. Within the first year of our agreement with Covad, either party may terminate the agreement with 60 days notice. During the second and third years of the agreement, either party may terminate the agreement upon a material breach by the other. A termination of, or significant adverse change in, our relationship with Microsoft or Covad could have a material adverse effect on our business.

   Our business will suffer if we are not able to scale our network as demand increases.

   We have deployed our Internet broadcasting network only on a limited basis to date, and we cannot be certain that our network can connect and manage a substantially larger number of end users at high transmission speeds. Our network may not be scalable to expected end user levels while maintaining superior performance. In addition, for a portion of our network, as usage of bandwidth by end users increases, we will need to make additional investments in our infrastructure to maintain adequate downstream data transmission speeds. We cannot assure you that we will be able to make these investments successfully or at a reasonable cost. Upgrading our infrastructure may cause delays or failures in our network. As a result, in the future, our network may be unable to achieve or maintain a sufficiently high transmission capacity. Our failure to achieve or maintain high capacity data transmission could significantly reduce demand for our service, which would reduce our revenue and cause our business and financial results to suffer.

   Our business will suffer if we do not respond rapidly to technological changes or if new technological developments make our services non-competitive or obsolete.

   The market for Internet broadcasting services is characterized by rapid technological change, frequent new product and service introductions and changes in customer requirements. We may be unable to respond quickly or effectively to these developments. If competitors introduce products, services or technologies that are better than ours or that gain greater market acceptance, or if new industry standards emerge, our services may become non-competitive or obsolete, which would materially and adversely affect our business, results of operations and financial condition. In addition, technological developments could eventually make Internet infrastructure much faster and more reliable such that performance enhancing services like those we provide would be less relevant to content providers.

   In developing our service, we have made, and will continue to make, assumptions about the standards that our customers and competitors may adopt. If the standards adopted are different from those which we may now or in the future promote or support, market acceptance of our service may be significantly reduced or delayed and our business will be seriously harmed. In addition, the emergence of new industry standards could render our existing services non-competitive or obsolete.

   Our failure to increase our revenue would prevent us from achieving and maintaining profitability.

   We have never been profitable. We have incurred significant losses since inception and expect to continue to incur increasing losses in the future. As of December 31, 1999, we had an accumulated deficit of $34.2 million. We cannot be certain that our revenue will grow or that we will achieve sufficient revenue to achieve profitability. Our failure to significantly increase our revenue would seriously harm our business and operating results. We have large fixed expenses, and we expect to continue to incur significant and increasing sales and marketing, product development, administrative and other expenses, including fees to obtain access to bandwidth transport of data over our network while we build out our network to the edge of the Internet. As a result, we will need to generate significantly higher revenues to achieve and maintain profitability. If our revenue grows more slowly than we anticipate or if our operating expenses increase more than we expect or cannot be reduced in the event of lower revenue, our business will be materially and adversely affected.

   The long and variable sales and installation cycles for our service may cause revenue and operating results to vary significantly from quarter to quarter, which could adversely affect our stock price.

   Because of our limited operating history and the nature of our business, we cannot predict these sales and installation cycles. The uncertain sales and installation cycles may cause our revenue and results of operations to vary significantly and unexpectedly from quarter to quarter. If our operating results fall below the expectations of securities analysts or investors in some future quarter or quarters, the market price of our common stock could be adversely affected.

   We expect the rates we can charge for our services to decline over time which could reduce our revenue and could cause our business and financial results to suffer.

   We expect the prices we can charge for our Internet broadcasting services will decline over time as a result of, among other things, the increasing availability of bandwidth at reduced costs and existing and new competition in the markets we address. If we fail to accurately predict the decline in costs of bandwidth or, in any event, if we are unable to sell our service at acceptable prices relative to our costs, or if we fail to offer additional services from which we can derive additional revenue, our revenue will decrease and our business and financial results will suffer.

   We are currently pricing our services at levels that exceed our variable costs, but are insufficient to cover indirect costs such as our network operations center and billing system. We believe revenues will increase to cover these indirect costs which are relatively fixed, however there is no assurance this will happen or that we have accurately estimated indirect costs. If we fail to increase revenues as we expect, we may not be able to achieve or maintain profitability.

   Our business and prospects depend on consumer demand for streaming video and audio content over the Internet.

   Consumer demand for streaming video and audio content on the Internet has only begun to build in recent years, and our success will depend in large part on continued growth in the use of the Internet for such purposes. Market demand for streaming video and audio content on the Internet is subject to a high level of uncertainty and is dependant on a number of factors, including:

  . The growth in consumer access to interactive technologies such as the Internet;

  .  Consumer acceptance of new interactive technologies; and

  .  Increases in user bandwidth.

   If the Internet as a source for video and audio content fails to develop or develops more slowly than expected, our business and prospects will suffer. In addition, critical issues concerning the use of the Internet, including security, reliability, cost, ease of access, quality of service, regulatory initiatives and necessary increases in bandwidth availability, remain unresolved and are also likely to affect the development of the market for our services.

   Our business will suffer if we do not anticipate and meet specific customer requirements.

   Our current and prospective customers may require features and capabilities that our current service offering does not have. To achieve market acceptance for our service, we must effectively and timely anticipate and adapt to customer requirements and offer services that meet these customer demands. Our failure to offer services that satisfy customer requirements would seriously harm our business, results of operations and financial condition.

   We intend to continue to invest in technology development. The development of new or enhanced services is a complex and uncertain process that requires the accurate anticipation of technological and market trends. We may experience design, manufacturing, marketing and other difficulties that could delay or prevent the development, introduction or marketing of new services as well as enhancements. The introduction of new or enhanced services also requires that we manage the transition from older services in order to minimize disruption in customer ordering patterns and ensure that we can deliver services to meet anticipated customer demand. Our inability to effectively manage this transition would harm our business, results of operations and financial condition.

   Our business will suffer if we do not expand our direct and indirect sales organizations and our customer service and support operations.

   We currently have limited sales and marketing experience and limited trained sales personnel. Our limited experience may restrict our success in commercializing our services. Our services require a sophisticated sales effort targeted at a limited number of key people within our prospective customers' organization. This sales effort requires the efforts of trained sales personnel. We need to expand our marketing and sales organization in order to increase market awareness of our service with a greater number of organizations and generate increased revenue. We are in the process of building our direct sales force and plan to hire additional qualified sales personnel. Competition for these individuals is intense, and we might not be able to hire the kind and number of sales personnel we need. In addition, we believe that our future success is dependent upon our ability to establish successful relationships for indirect sales with a variety of distribution partners. If we are unable to expand our direct and indirect sales operations, we may not be able to increase market awareness or sales of our service, which may prevent us from increasing our revenue and achieving and maintaining profitability.

   Hiring customer service and support personnel is very competitive in our industry because there is a limited number of people available with the necessary technical skills and understanding of our market. Once we hire these personnel, they require extensive training in our Internet broadcasting. If we are unable to expand our customer service and support organization or train these personnel as rapidly as necessary, we may not be able to maintain satisfied existing customers of our service, which would seriously harm our business.

   We may engage in future acquisitions that dilute the ownership interests of our stockholders, cause us to incur debt and assume contingent liabilities.

   As part of our business strategy, we review acquisition and strategic investment prospects that would complement our current service offerings, augment our market coverage or enhance our technical capabilities, or that may otherwise offer growth opportunities. While we have no current agreements or negotiations underway with respect to any such acquisitions, we are reviewing investments in new businesses and we may acquire businesses, products or technologies in the future. In the event of any future acquisitions, we could:

  . Issue equity securities which would dilute current stockholders' percentage ownership;

  .  Incur substantial debt; or

  .  Assume contingent liabilities.

   These actions by us could materially adversely affect our operating results and/or the price of our common stock. Acquisitions and investments may require us to incur significant amortization and depreciation charges and acquisition related costs impacting our financial results. Acquisitions and investment activities also entail numerous risks, including:

  . Difficulties in the assimilation of acquired operations, technologies or services;

  . Unanticipated costs associated with the acquisition or investment transaction;

  .  Diversion of management's attention from other businesses concerns;

  . Adverse effects on existing business relationships with suppliers and customers;

  . Risks associated with entering markets in which we have no or limited prior experience; and

  .  Potential loss of key employees of acquired organizations.

   We cannot assure you that we will be able to successfully integrate any business, products, technologies or personnel that we might acquire in the future, and our failure to do so could materially adversely affect our business, operating results and financial condition.

   We will require additional capital in the future and may not be able to secure adequate funds on terms acceptable to us.

   The expansion and development of our business will require significant capital, which we may be unable to obtain, to fund our capital expenditures and operating expenses, including working capital needs. During the next twelve months, we expect to meet our cash requirements with existing cash, cash equivalents and short-term investments, the net proceeds from this offering and cash flow from sales of our services. However, our revenues may not reach expected levels, and we may have to incur unforseen capital expenditures and investments to maintain our competitive position. If our capital requirements vary materially from those currently planned, or if we fail to generate sufficient cash flow from the sales of our services, we may require additional financing sooner than anticipated or we may have to delay or abandon some or all of our development and expansion plans or otherwise forego market opportunities.

   We will have to raise additional capital in the future. We may not be able to obtain future equity or debt financing on favorable terms, if at all. Future borrowing instruments such as credit facilities and lease agreements are likely to contain restrictive covenants and may require us to pledge assets as security for borrowings thereunder. Our inability to obtain additional capital on satisfactory terms may delay or prevent the expansion of our business.

   Our business will suffer if we fail to manage the expansion of our operations properly.

   We have grown rapidly and expect to continue to grow rapidly by hiring new employees and by expanding our offering of services. Our total number of employees grew from 40 on March 4, 1999 to 189 on January 25, 2000 and several members of our senior management team have only recently joined us. This growth has placed, and our anticipated growth in future operations will continue to place, a significant strain on our management systems and resources. Our ability to successfully offer our services and implement our business plan in a rapidly evolving market requires an effective planning and management process. We expect that we will need to continue to improve our financial and managerial controls, reporting systems and procedures, and will need to continue to expand, train and manage our work force worldwide. Competition for highly skilled personnel is intense, especially in Silicon Valley. We may fail to attract, assimilate or retain qualified personnel to fulfill our current or future needs. Our planned rapid growth places a significant demand on management and financial and operational resources. In order to grow and achieve future success, we must:

  .  Retain existing personnel;

  . Hire, train, manage and retain additional qualified personnel including additional senior management level personnel; and

  . Effectively manage and multiply relationships with our customers, suppliers, and other third parties.

   Failure to accomplish the above objectives would have a materially adverse effect on our business, results of operations and financial condition.

   We have recently hired and plan to hire in the near future a number of key employees and officers. To integrate into our company, these individuals must spend a significant amount of time learning our business model and management system, in addition to performing their regular duties. Accordingly, the integration of new personnel has resulted and will continue to result in some disruption to our ongoing operations. If we fail to complete this integration in an efficient manner, our business and financial results will suffer.

   The unpredictability of our quarterly results may adversely affect the trading price of our common stock.

   Our revenue and operating results will vary significantly from quarter to quarter due to a number of factors, many of which are outside of our control and any of which may cause our stock price to fluctuate. The primary factors that may affect us include the following:

  .  Demand for Internet broadcasting services;

  .  The timing and size of sales of our services;

  .  The timing of recognizing revenue and deferred revenue;

  . New product and service introductions and enhancements by our competitors and ourselves;

  . Changes in our pricing policies or the pricing policies of our competitors;

  . Our ability to develop and introduce new products and deliver new services and enhancements that meet customer requirements in a timely manner;

  .  The length of the sales cycle for our services;

  . Increases in the prices of, and availability of, the products, services or components we purchase, including bandwidth;

  .  Our ability to attain and maintain quality levels for our services;

  .  Expenses related to testing our services;

  .  Costs related to acquisitions of technology or businesses; and

  . General economic conditions as well as those specific to the Internet and related industries.

   We plan to increase significantly our operating expenses to fund the build-out of our broadcast network, accelerate engineering and development, expand our sales and marketing operations, broaden our customer support capabilities and continue to develop new distribution channels. We also plan to expand our general and administrative functions to address the increased reporting and other administrative demands which will result from this offering and the increasing size of our business. Our operating expenses are largely based on anticipated revenue trends and a high percentage of our expenses are, and will continue to be, fixed in the short term. As a result, a delay in generating or recognizing revenue for the reasons set forth above, or for any other reason, could cause significant variations in our operating results from quarter to quarter and could result in substantially operating losses.

   Due to the above factors, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. It is likely that in some future quarters our operating results may be below the expectations of public market analysts and investors. In this event, the price of our common stock will probably fall.

   We depend on our key personnel to manage our business effectively in a rapidly changing market and, if we are unable to retain our key employees, our ability to compete could be harmed.

   Our future success depends upon the continued services of our executive officers and other key technology, sales and marketing and support personnel who have critical industry experience and relationships that we rely on in implementing our business plan. We do not have "key person" life insurance covering any of our key employees. The loss of services of any of our key employees could delay the development and introduction of and negatively impact our ability to sell our services.

   We face risks associated with international operations that could harm our business.

   To be successful, we believe we must expand our international operations. Therefore, we expect to commit significant resources to expand our international sales and marketing activities. However, we may be unable to maintain or increase market demand for our service internationally, which may harm our business. As we expand internationally, we will be increasingly subject to a number of risks associated with international business activities that could increase our costs, lengthen our sales cycle and require significant management attention. These risks include:

  . Potential difficulty in enforcing intellectual property rights in certain foreign countries;

  . Compliance with and unexpected changes in regulatory requirements resulting in unanticipated costs and delays;

  .  Lack of availability of trained personnel in international locations;

  .  Tariffs, export controls and other trade barriers;

  .  Longer accounts receivable payment cycles than in the United States;

  . Potential difficulty in obtaining access to additional satellite and telecommunication transmission capacity;

  . Potential difficulty of enforcing agreements and collecting receivables in some foreign legal systems;

  . Potentially adverse tax consequences, including restrictions on the repatriation and earnings;

  .  General economic conditions in international markets; and

  .  Currency exchange rate fluctuations.

Risks Related to Legal Uncertainty

   We could incur substantial costs defending our intellectual property from infringement or a claim of infringement.

   We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. These legal protections afford only limited protection; competitors may gain access to our intellectual property which may result in the loss of our customers. Other companies, including our competitors, may obtain patents or other proprietary rights that would prevent, limit or interfere with our ability to make, use or sell our service. As a result, we may be found to infringe on the proprietary rights of others. In the event of a successful claim of infringement against us and our failure or inability to license the infringed technology, our business and operating results would be significantly harmed. Companies in the Internet market are increasingly bringing suits alleging infringement of their proprietary rights, particularly patents rights.

   Any litigation or claims, whether or not valid, could result in substantial costs and diversion of resources. In January 2000, we received a letter from another company which suggested that we review patents to which this company claims rights. These patents purport to cover "a system and method for delivery of video and data over a computer network." We believe that we do not infringe any claims of these patents. However, there can be no assurance that this company will agree with our conclusion or not pursue a claim or litigation against us.

   Intellectual property litigation or claims could force us to do one or more of the following:

  . Cease selling, incorporating or using products or services that incorporate the challenged intellectual property;

  . Obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms if at all; and

  .  Redesign products or services that incorporate the disputed technology.

   If we are forced to take any of the foregoing actions, we could face substantial costs and our business may be seriously harmed. Although we carry general liability insurance, our insurance may not cover potential claims of this type or be adequate to indemnify us for all liability that may be imposed.

   We may in the future initiate claims or litigation against third parties for infringement of our proprietary rights or to determine the scope and validity of our proprietary rights or the proprietary rights of competitors. These claims could result in costly litigation and the diversion of our technical and management personnel. As a result, our operating results could suffer and our financial condition could be harmed.

   Internet-related laws could adversely affect our business.

   Laws and regulations that apply to communications and commerce over the Internet are becoming more prevalent. The most recent session of the U.S. Congress resulted in Internet laws regarding children's privacy, copyrights, taxation and the transmission of sexually explicit material. The European Union recently enacted its own privacy regulations, and is currently considering copyright legislation that may extend the right of reproduction held by copyright holders to include the right to make temporary copies for any reason. The effect of traditional laws and regulations on the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. In addition, the growth and development of online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business online. The adoption or modification of laws or regulations relating to the Internet, or interpretations of existing law, could adversely affect our business.

   We may be subject to regulation, taxation, enforcement actions or other liabilities in jurisdictions in which we do not have a physical presence.

   We provide our Internet broadcasting services to customers located throughout the United States and in several foreign countries. As a result, we may be required to qualify to do business, or be subject to tax or other laws and regulations, in these jurisdictions even if we do not have a physical presence or employees or property in these jurisdictions. The application of these multiple sets of laws and regulations is uncertain and we could find we are subject to regulation, taxation, enforcement or other liability in such jurisdictions, which could materially and adversely affect our business, financial condition and results of operations.

Risks Related To The Securities Markets And This Offering

   Our stock price may be volatile which could result in litigation against us and substantial losses for investors purchasing shares in this offering.

   Prior to this offering, you could not buy or sell our common stock publicly. An active public market for our common stock may not develop or be sustained after this offering. The market for technology stocks has been extremely volatile. The following factors could cause the market price of our common stock in the public market to fluctuate significantly from the price paid by investors in this offering:

  . Announcements by us or our competitors of significant contracts, new products or services offerings or enhancements, acquisitions, distribution partnerships, joint ventures or capital commitments;

  . Variations in our quarter-to-quarter operating results including our failure to meet estimates of financial analysts;

  .  Changes in financial estimates by securities analysts;

  .  Our sales of common stock or other securities in the future;

  . Changes in market valuations of networking, Internet and telecommunications companies;

  .  The addition or departure of our personnel; and

  .  Fluctuations in stock market prices and volumes.

   Volatility in the market price of our common stock may prevent investors from being able to sell their common stock at or above our initial public offering price.

   In the past, class action litigation has often been brought against companies following periods of volatility in the market price of those companies' common stock. We may become involved in this type of litigation in the future. Litigation is often expensive and diverts management's attention and resources, which could materially and adversely affect our business and results of operations.

   Management may apply the proceeds of this offering to uses that do not increase our profits or market value.

   Our management will have considerable discretion in the application of the net proceeds of this offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase our profitability or our market value. Pending application of the proceeds, they may be placed in investments that do not produce income or that lose value.

   Insiders will continue to have substantial control over iBEAM after this offering and could limit investors' ability to influence the outcome of key transactions, including changes of control.

   We anticipate that the executive officers, directors and entities affiliated with them will, in the aggregate, beneficially own approximately
  % of our outstanding common stock following the completion of this offering. These stockholders, if acting together, would be able to influence significantly all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions.

   Provisions of our charter documents may have anti-takeover effects that could prevent a change in control even if the change in control would be beneficial to our stockholders.

   Provisions of our amended and restated certificate of incorporation, by-laws, and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders.

   The sale of a substantial number of shares of common stock could cause the market price of our common stock to decline.

   After this offering, we will have a total of          shares of common
stock outstanding (         shares if the underwriters exercise their entire
over-allotment option). The sale by us or the resale by stockholders of shares of our common stock in the public market after the offering could cause the market price of the common stock to decline. The federal securities laws impose restrictions on the ability of certain stockholders to resell their shares of common stock. In addition, we, our executive officers, directors and certain other stockholders have agreed with Morgan Stanley & Co. Incorporated, one of the representatives of the underwriters, not to sell our and their shares for a period ending 180 days following the offering. Morgan Stanley & Co. Incorporated may decide at any time, without notice, to allow these stockholders to sell some or all of their shares prior to

180 days following the offering. Accordingly, the          shares of common
stock outstanding after this offering will be available for resale in the public market as follows:

               Number of Shares                    Date Available for Resale
               ----------------                    -------------------------
         ......................................... Immediately
         ......................................... 180 days after this offering

   After this offering and expiration or release of the lock-up agreements, holders of 45,740,355 shares of the common stock and the holders of warrants to purchase approximately 654,360 shares of common stock may require us to register their shares for resale under the federal securities laws. We also intend to file a registration statement following this offering to permit the
sale of approximately          shares of common stock under our stock plans.
Registration of such shares would result in these stockholders being able to immediately resell their shares in the public market after expiration or release of the lock-up agreements. Any such sales or anticipation thereof could cause the market price of the common stock to decline.

   As of the date of this prospectus, options to purchase          shares of
common stock with a weighted average exercise price per share of $     were
outstanding, all of which are subject to agreements with Morgan Stanley & Co. Incorporated not to sell such shares for 180 days after the offering.

   You will experience immediate and significant dilution of book value per share.

   The initial public offering price of our common stock will be substantially higher than the net tangible book value per share of the outstanding common stock immediately after this offering. Therefore, based upon an assumed
initial public offering price of $         per share, if you purchase our
common stock in this offering, you will incur immediate dilution of $ per share. If additional shares are sold by the underwriters following exercise of their over-allotment option, or if outstanding options or warrants to purchase shares of common stock are exercised, there will be further dilution.

   You should not rely on forward-looking statements.

   This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends" "may," "will," "should," "estimates," "predicts," "potential," "continue" and similar expressions to identify such forward-looking statements. This prospectus also contains forward-looking statements attributed to certain third parties relating to their estimates regarding the growth of certain markets. You should not rely on forward-looking statements in this prospectus. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results to differ materially from expectations. These risks, uncertainties and other factors include, among others, those identified under "Risk Factors" and elsewhere in this prospectus.

   These forward-looking statements apply only as of the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS

   The net proceeds to us from the sale of            shares of common stock
in this offering at an assumed public offering price of $      per share are
estimated to be approximately $     million (approximately $     million if
the underwriters' over-allotment option is exercised in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

   The principal purposes of this offering are to obtain additional working capital, to establish a public market for our common stock, to increase our visibility in the marketplace and to facilitate future access to public capital markets.

   We expect to use the net proceeds for general corporate purposes, including working capital and capital expenditures. During 2000, we anticipate spending approximately $16.0 million on capital expenditures. Our management will retain broad discretion in the allocation of the net proceeds of this offering. Although we may use a portion of the proceeds to acquire other businesses, products or technologies that are complementary to our business, we have no specific acquisitions planned.

   Pending such uses, we intend to invest the net proceeds of this offering in short-term, investment-grade, interest-bearing securities.

                                DIVIDEND POLICY

   We have never paid cash dividends on our common stock. We currently intend to retain any of our future earnings to finance the growth and development of our business. We do not intend to pay cash dividends on our common stock in the foreseeable future.

                                CAPITALIZATION

   The following table sets forth our cash, cash equivalents, investments, and capitalization at December 31, 1999:

  .  on an actual basis;

  . on a pro forma basis to reflect the conversion of each outstanding share of preferred stock into three shares of common stock upon the closing of this offering; and

  .  on a pro forma basis as adjusted for this offering at an assumed initial
     public offering price of $             per share and application of the
     net proceeds therefrom.

                                                    As of December 31, 1999
                                                 ------------------------------
                                                                     Pro Forma
                                                 Actual   Pro Forma As Adjusted
                                                 -------  --------- -----------
                                                   (in thousands, except per
                                                          share data)
Cash, cash equivalents, and investments......... $29,840   $29,840    $
                                                 =======   =======    =======
Capital lease obligations, net of current
 portion........................................ $ 3,627   $ 3,627    $ 3,627
                                                 -------   -------    -------
Stockholders' equity:
  Convertible preferred stock, $0.0001 par
   value; actual--20,000 shares authorized;
   15,247 shares issued and outstanding; pro
   forma and pro forma as adjusted--10,000
   shares authorized; no shares issued or
   outstanding..................................  61,192        --
  Common stock, $0.0001 par value; actual--
   40,000 shares authorized; 12,442 shares
   issued and outstanding; pro forma--300,000
   shares authorized; 58,182 shares issued and
   outstanding; pro forma as adjusted--300,000
   shares authorized;         shares issued and
   outstanding..................................       1         6
  Additional paid-in capital....................  21,054    82,241
  Unearned stock-based compensation............. (12,893)  (12,893)   (12,893)
  Deficit accumulated during development stage.. (34,195)  (34,195)   (34,195)
                                                 -------   -------    -------
    Total stockholders' equity..................  35,159    35,159
                                                 -------   -------    -------
    Total capitalization........................ $38,786   $38,786    $
                                                 =======   =======    =======

   This capitalization table excludes the following shares as of December 31, 1999:

  . 16,004,625 shares of common stock authorized for issuance under our stock option plans, of which 6,857,817 shares at a weighted average exercise price of $1.20 per share were subject to outstanding options as of December 31, 1999; and

  . 1,025,676 shares of common stock issuable upon exercise and conversion of outstanding convertible preferred stock warrants as of December 31, 1999 at a weighted average exercise price of $1.63 per share.

   For the period from January 1, 2000 to    , we issued        shares and
options to purchase        shares to employees and consultants at a weighted
average exercise price of $        per share. We expect to continue to issue
additional shares as we increase our hiring.

                                   DILUTION

   Our pro forma net tangible book value as of December 31, 1999, was $35.2 million or $0.60 per share of common stock. Our pro forma net tangible book value per share as of December 31, 1999 represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of our common stock outstanding including the automatic conversion of all outstanding shares of our preferred stock into
common stock. After giving effect to the sale by us of the            shares
of common stock offered hereby at an assumed initial public offering price of
$       per share, (after deduction of underwriting discounts and commissions and estimated offering expenses) our pro forma as adjusted net tangible book
value at December 31, 1999 would have been $          or $     per share. This
represents an immediate increase in net tangible book value to existing
stockholders of $     per share and an immediate dilution to new investors of
$     per share. The following table illustrates the per share dilution:

   Assumed initial public offering price per share..................        $
    Pro forma net tangible book value per share as of December 31,
     1999...........................................................  $0.60
    Increase in pro forma net tangible book value per share
     attributable to new investors..................................
                                                                      -----
   Pro forma as adjusted net tangible book value per share after the offering........................................................
                                                                            ---
   Dilution per share to new investors..............................        $
                                                                            ===

   The following table sets forth on a pro forma basis as of December 31, 1999, the difference between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by the existing stockholders and by the new investors in this offering (before deduction of underwriting discounts and commissions and estimated offering expenses):

                               Shares Purchased  Total Consideration  Average
                              ------------------ -------------------   Price
                                Number   Percent   Amount    Percent Per Share
                              ---------- ------- ----------- ------- ---------
Existing stockholders........ 58,181,967      %  $62,334,609      %    $1.07
New investors in this
 offering....................
                              ----------   ---   -----------   ---
  Total......................                 %  $                %
                              ==========   ===   ===========   ===

   The table assumes no exercise of the underwriters over-allotment option and no exercise of stock options outstanding at December 31, 1999. As of December 31, 1999, there were options outstanding to purchase a total of 6,857,817 shares at a weighted average exercise price of $1.20 per share, while 2,251,071 shares were reserved for future grants under our 1998 Stock Plan. As of December 31, 1999, there were warrants outstanding to purchase 1,025,676 shares of common stock issuable upon exercise and conversion of outstanding convertible preferred stock warrants at a weighted average exercise price of $1.63 per share. Subsequent to December 31, 1999, the Board of Directors
issued shares and granted options to purchase an additional          shares of
common stock at a weighted average exercise price of $     per share. To the
extent of these share issuances and exercise of any of these options, there will be further dilution to new investors. See "Capitalization," "Management-- Compensation of Directors," and "--Executive Compensation."

                            SELECTED FINANCIAL DATA

   The following selected financial data should be read in conjunction with, and are qualified by reference to, our audited financial statements and notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The statement of operations data for the period from March 20, 1998 (Inception) to December 31, 1998 and for the year ended December 31, 1999, and the balance sheet data as of December 31, 1998 and 1999 are derived from, and are qualified by reference to, our audited financial statements.

                                     Period from
                                   March 20, 1998
                                   (Inception) to
                                    December 31,            Year Ended
                                        1998             December 31, 1999
                                 -------------------     -------------------
                                 (in thousands, except per share data)
Statements of Operations Data:
Revenue........................     $              --      $               149
                                    ------------------     -------------------
Operating costs and expenses:
  Cost of services (direct and
   indirect)...................                    --                    7,488
  Engineering and development..                  1,449                   4,202
  Sales and marketing..........                  1,780                   9,759
  General and administrative...                  1,084                   3,475
  Amortization of stock-based
   compensation................                     39                   5,393
                                    ------------------     -------------------
    Total operating costs and
     expenses..................                  4,352                  30,317
                                    ------------------     -------------------
Loss from operations...........                 (4,352)                (30,168)
Other income and expense, net..                    125                     200
                                    ------------------     -------------------
Net loss.......................     $           (4,227)    $           (29,968)
                                    ==================     ===================
Net loss per share--basic and
 diluted.......................     $            (0.78)    $             (4.74)
                                    ==================     ===================
Weighted average common shares
 outstanding...................                  5,438                   6,320
                                    ==================     ===================
Pro forma net loss per share--
 basic and diluted
 (unaudited)...................                            $             (0.87)
                                                           ===================
Weighted average common shares
 outstanding (unaudited) ......                                         34,431
                                                           ===================
                                          As of December 31,
                                 -------------------------------------------
                                        1998                   1999
                                 -------------------     -------------------
                                            (in thousands)
Balance Sheet Data:
Cash, cash equivalents and
 investments...................     $            2,198     $            29,840
Working capital................                  1,071                  24,751
Total assets...................                  4,207                  44,741
Capital lease obligations, net
 of current portion............                    --                    3,627
Total stockholders' equity.....                  2,955                  35,159

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and notes included elsewhere in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ significantly from those discussed in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

   We provide an Internet broadcast network that delivers streaming media with viewing and listening quality that approaches television and radio, at lower cost than current Internet solutions and with the ability to scale to serve large audiences of simultaneous users. Our breadth of services enables content providers to more easily and cost effectively broadcast content over the Internet. Our network uses point-to-multipoint satellite broadcasting of Internet content to our intelligent iBEAM servers located at the edge of the Internet, which is the Internet access point closest to the end user. The network currently uses iBEAM servers located in the facilities of network providers, hosting companies and Internet service providers, or ISPs. Our proprietary technology and the software incorporated into our intelligent servers at the edge of the Internet provide us with competitive advantages and allow for the development of new value-added services for both content providers and ISPs.

   We commenced operations in April 1998 and began offering monthly streaming media delivery service in October 1999. Since our inception, we have incurred significant losses and as of December 31, 1999, we had an accumulated deficit of $34.2 million. We have not achieved profitability on a quarterly or annual basis, and anticipate that we will continue to incur net losses. We expect to incur significant engineering and development and sales, general and administrative expenses and, as a result, we will need to generate significant revenue to achieve and maintain profitability.

   Revenue

   We derive our revenue from the sale of our streaming media delivery service under contracts with terms typically ranging from three to twelve months. We recognize revenue based on fees for the amount of Internet content delivered through our service or content stored on our network as performed. We offer three basic services: On-Air which provides continuous delivery of Internet content, such as Internet radio; On-Demand which provides delivery of stored content, such as movie or video clip downloads, based on requests by end users; and, On-Stage which provides for one-time broadcasts of content, such as live music concerts. We expect the revenue for each of our three basic services to increase in future periods. In the future, we may also derive revenue from services to encode video streams and from general consulting assistance to content providers.

   To date, all of our revenue has been derived from customers based in the United States. We expect that revenue from customers outside the United States will commence in future periods. All of our revenue has been derived through direct sales. We expect to commence distribution through indirect channels in future periods.

   Cost of Services (Direct and Indirect)

   We provide our service by broadcasting Internet content to our servers located either at the edge of the Internet at ISP facilities, or third-party data centers known as co-location sites. Direct cost of services consists of those costs that vary directly with the volume of content delivered and our network size, including depreciation of network servers deployed in the field, monthly fees paid to co-location sites for use of space and network bandwidth and satellite transmission. For edge delivery we do not pay for bandwidth to deliver content from the ISP to the end user, however, under some of our contracts with ISPs we will pay fees to the ISP based on revenue derived from content delivered into their network. Overall, our direct cost of services for delivery to the edge of the Internet is typically significantly lower than delivery through co-location sites. Because our costs are lower than typical communications providers', which generally charge ISPs for bandwidth, we have elected not to charge ISPs for content delivery to facilitate the rapid build-out of our network. We intend to invest more rapidly in the deployment of edge servers, however we cannot assure you that additional ISPs will permit us access to their facilities. Indirect cost of services includes primarily the operations personnel salaries and expenses and depreciation of equipment in our centralized network operations center. In general, indirect costs do not vary directly with the amount of content being delivered over the iBEAM network, however indirect costs may increase as we increase the capabilities of the network operations center and add additional locations abroad.

   Engineering and Development

   Engineering and development expenses consist primarily of salaries and personnel costs related to the design, development and enhancement of our service and the development of new applications that may be added to our network. We believe that engineering and development is critical to our strategic business development objectives and intend to enhance our technology to meet the changing requirements of market demand. As a result, we expect our engineering and development expenses to increase in the future.

   Sales and Marketing

   Sales and marketing expenses consist primarily of salaries, advertising, promotions and related costs of sales and marketing personnel. We expect that sales and marketing expenses will increase in the future as we hire additional personnel, expand our operations domestically and internationally, initiate additional marketing programs and establish sales offices in new locations.

   General and Administrative

   General and administrative expenses consist primarily of salaries and related costs, operations and finance personnel, recruiting expenses, professional fees and legal and accounting services. We expect that general and administrative expenses will increase in the future as we hire additional personnel, expand our operations domestically and internationally and incur additional costs related to the growth of our operations as a public company.

   Amortization of Stock-based Compensation

   In connection with the grant of stock options to employees and non-employee directors in 1998 and 1999, we recorded unearned stock-based compensation of $17.9 million, representing the difference between the deemed fair value of our common stock at the date of grant and the exercise price of such options. Such an amount, net of amortization, is presented as a reduction of stockholders' equity and amortized over the vesting period of the applicable option. As a result, we expect to amortize unearned stock-based compensation of $7.3 million in 2000, $3.5 million in 2001, $1.5 million in 2002 and $0.6 million 2003.

   Stock-based compensation expense related to stock options granted to consultants is recognized as earned. At each reporting date, we re-value the stock-based compensation using the Black-Scholes option pricing model. As a result, the stock-based compensation expense will fluctuate as the fair market value of our common stock fluctuates. As of December 31, 1999, we expect to amortize stock-based compensation expense of $0.7 million over future periods assuming no change in the underlying value of our common stock.

   For the period from January 1, 2000 to      , we issued      shares and
options to purchase      shares to employees and consultants at a weighted
average exercise price of $       per share. In connection with such grants,
we will record an additional $     million of unearned stock-based
compensation. We expect to amortize additional stock-based compensation
expense related to these issuances and grants of $     million in 2000, $
million in 2001, $     million in 2002, $     million in 2003 and $
million in 2004.

Period from March 20, 1998 (Inception) to December 31, 1998 and the Year Ended December 31, 1999

   Revenue. We began generating revenue in August 1999 after we commercially introduced our content delivery service and have recognized $149,000 through December 1999. As we continue to expand our network and as more companies distribute content over our network, we expect our revenue will increase in future periods.

   Cost of Services (Direct and Indirect). Cost of services increased from zero in 1998 to $7.5 million in 1999. This increase was primarily due to network bandwidth, satellite transmission, co-location, and content acquisition expenses of $1.4 million, network server and software depreciation of $0.8 million, consulting expenses of $0.7 million, and salaries, bonuses and related taxes of $2.4 million as we began to deploy and manage our network in 1999.

   Engineering and Development. Engineering and development expenses increased by $2.8 million, or 190%, from $1.4 million in 1998 to $4.2 million in 1999. This increase was primarily due to an increase in salaries and related taxes of $1.0 million as additional engineers were hired in 1999.

   Sales and Marketing. Sales and marketing expenses increased by $8.0 million, or 448%, from $1.8 million in 1998 to $9.8 million in 1999. This increase was primarily due to salaries, bonuses and related taxes of $2.9 million and advertising and promotional expenses of $4.5 million, resulting from the development of a sales and marketing organization and the marketing of our network and corporate brand, which was publicly launched in October 1999.

   General and Administrative. General and administrative expenses increased by $2.4 million, or 221%, from $1.1 million in 1998 to $3.5 million in 1999. This increase was primarily due to salaries and related taxes of $1.0 million as we began to provide infrastructure to support our growing operations.

   Amortization of Stock-Based Compensation. Amortization of employee stock-based compensation increased by $4.9 million from $31,000 in 1998 to $5.0 million in 1999 due primarily to the grant of stock options to newly hired employees. In connection with the grant of stock options to consultants, we recorded stock-based compensation of $8,000 in 1998 and $0.4 million in 1999.

   Other Income and Expense, Net. Other income and expense, net increased from $125,000 in 1998 to $200,000 primarily due to an increase in interest income based on higher cash balances.

   Income Taxes. We have incurred operating losses for all periods. As of December 31, 1999, we had net operating loss carryforwards for federal and state tax purposes of approximately $25.8 million. These federal and state tax loss carryforwards are available to reduce future taxable income and expire in varying amounts beginning in 2004. Under the provisions of the Internal Revenue Code, some substantial changes in our ownership may limit the amount of net operating loss carryforwards that could be utilized annually in the future to offset taxable income.

Liquidity and Capital Resources

   Since inception, we have funded our operations primarily through capital lease obligations and the sale of our capital stock. We have raised an aggregate of $61.2 million from the sale of our preferred stock.

   Net cash used in operating activities was $3.2 million in 1998 and $19.2 million in 1999, resulting primarily from our net loss partially offset by increases in accounts payable and accrued liabilities.

   Net cash used in investing activities was $1.5 million in 1998, resulting from the purchase of property and equipment. Net cash used in investing activities was $12.5 million in 1999 and consisted of $7.5 million in purchases of computers, equipment for network infrastructure and software and $5.0 million of investments of surplus funds received from the issuance of our preferred stock.

   Net cash provided by financing activities was $6.9 million in 1998 and $54.3 million in 1999. Cash provided by financing activities was the result of net proceeds from the sales of our preferred stock and, to a lesser extent, our common stock, partially offset by payments on our capital lease obligations in 1999.

   We entered into a master lease agreement with a leasing company in November 1998 with aggregate lines of credit totaling $4.5 million, which expire in January 2000. We received additional lines totaling $1.0 million in September 1999, which expire in September 2000, and an extension to existing lines for an additional $3.0 million in December 1999, which expire in January 2000. Advances under lines are to be repaid over periods ranging from 30 months to 48 months, bear interest at rates ranging from 7% to 8%, and are collateralized by the purchased equipment. As of December 31, 1999, we had $2.9 million available under our lease lines, of which $0.9 million could be used for software, tenant improvements and tooling specifically approved by the leasing company and $2.0 million could be used for equipment specifically approved by the leasing company. Warrants were issued to the lender in conjunction with the master lease agreement and each additional increase in credit. "See Description of Capital Stock--Warrants."

   As of December 31, 1999, we had approximately $29.8 million in cash, cash equivalents, and investments. During 2000, we anticipate capital expenditures of approximately $16.0 million. Our capital expenditures may increase in the future consistent with our anticipated growth in network infrastructure, operations and personnel. We anticipate continued growth in our operating expenses for the forseeable future, particularly in network operations and sales and marketing expenses and, to a lesser extent, engineering and development and general and administrative expenses. As a result, we expect our capital expenditures and operating expenses to constitute the primary use of our cash resources. In addition, we may require cash resources to fund acquisitions or investment in complementary businesses, technologies or service offerings. We believe that the net proceeds from the offering, together with our current cash and cash equivalents, will be sufficient to meet our anticipated cash requirements for working capital and capital expenditures for the next twelve months. Thereafter, we will require additional capital. We could decide to raise additional capital sooner depending on market conditions.

Qualitative and Quantitative Disclosures About Market Risk

   We offer our services in the United States and anticipate distributing U.S.-based content in Asia and Europe in 2000. As a result, our financial results could be affected by factors including weak economic conditions in foreign markets. Our interest income is sensitive to changes in the general level of U.S. interest rates. Due to the short-term nature of our investments, we believe that there is no material risk exposure; therefore, no quantitative tabular disclosures are required.

Year 2000 Readiness Disclosure

   The year 2000 issue is the potential for system and processing failures of date-related data and is the result of the computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

   We have designed our network and our service for use in the year 2000 and beyond. To date, our service and our networks have not revealed any significant year 2000 problems. Our network generally integrates sophisticated hardware and software products incorporating the latest technologies at the time of purchase.

   As of January 25, 2000, we have not experienced any significant issues as a result of year 2000 problems and do not anticipate incurring material incremental costs in future periods due to such issues.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. To date, we have not engaged in derivative and hedging activities, and accordingly, do not believe that the adoption of SFAS No. 133 will have a material impact on our financial statements and related disclosures. We will adopt SFAS No. 133 as required by SFAS No. 137, "Deferral of the Effective Date of the FASB Statement No. 133," beginning with the third quarter of fiscal 2000.

   In December 1999, the Securities and Exchange Commission issued SAB No. 101, "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB No. 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. We believe that the impact of SAB No. 101 will have no material effect on our financial position or results of operations.

                                   BUSINESS

Overview

   We provide an Internet broadcast network that delivers streaming media with viewing and listening quality that approaches television and radio, at lower cost than current Internet solutions and with the ability to scale to serve large audiences of simultaneous users. Our breadth of services enables content providers to more easily and cost effectively broadcast content over the Internet. The network uses point-to-multipoint satellite broadcasting of Internet content to our intelligent iBEAM servers located at the "edge" of Internet, which is the Internet access point closest to the end user. Our network uses iBEAM servers located in the facilities of network providers, hosting companies and Internet service providers, or ISPs. Our proprietary technology and the software incorporated into our intelligent servers enable us to deliver high quality video and audio streams. We believe our investment in intelligent servers at the edge of Internet provides us with competitive advantages and allows for the development of new value-added services for both content providers and ISPs.

   Investments in "last mile" high-speed Internet connections to homes and businesses, intended to improve viewing and listener quality, are increasing the traffic load on the Internet, causing web congestion and degradation of viewing and listening quality. Despite these limitations, existing websites, traditional media companies such as Time Warner and Sony, new media companies such as Launch Media and ProWebCast.com and creators of new applications, such as online education, are aggressively trying to attract and retain Internet users by using greater amounts of streaming audio-visual content. The Gartner Group projects that more than 50% of websites will include some streaming media by 2001, a five-fold increase from 1998. Through our focus on the edge of the Internet, our approach to webcasting overcomes the inherent design limitations that disrupt the delivery of streaming audio-visual media and degrade viewing and listening quality.

   Our solution is built on nearly 40 man years of proprietary software development by technical specialists with prior experience at CNN, Bloomberg, and Microsoft that led to early developments the delivery of rich video and audio content over the Internet. We commercially introduced our service in October 1999. As of January 25, 2000, our network investment, which we will continue to develop, is sufficient to support 300,000 simultaneous 20 kilobit streams of data. As of January 25, 2000, we have over 40 customers including MSNBC, Warner Bros. Interactive, Launch Media and Pixelworld. In addition, we have agreements with over 40 ISPs including Covad Communications, and Northpoint that enable us to broadcast directly through their local distribution networks.

Industry Background

   The Internet has evolved from a static information source to a dynamic medium for commerce, communications, and most recently, media. However, the Internet's inherent design limitations disrupt the delivery of streaming visual and audio content and degrade viewing and listening quality. To date, Internet broadcasts have been inferior to television and radio broadcasts due to high Internet transmission costs, the low quality of the viewing and listening experience, and the inability to serve large audiences of simultaneous users. Despite these limitations, existing and new website owners, traditional media and entertainment companies and creators of new applications, such as online education, are aggressively trying to attract and retain end users by using greater amounts of streaming visual and audio content.

   Burgeoning Demand for Streaming Media

   Owners of Existing Websites

   Owners of existing websites are trying to attract and retain users with rich content. Richer content, such as an audio sample of a compact disc music recording or a video tour of a product, combined with the interactive and user-controlled capability of the Internet, are factors that increase consumer interest and purchases. This enriched content is made possible through streaming media. New media companies, such as Launch Media and

ProWebCast.com, have emerged to address the growing audience of Internet users with news and entertainment content. RHK Research recently reported that streaming media now comprises 10% of total Internet traffic.

   Traditional Media and Entertainment Companies

   Traditional media and entertainment companies such as Time Warner and Sony are emerging as another factor driving the demand for Internet distribution of streaming content. This demand is in part to provide new content and to retain existing audiences which are increasingly finding the Internet an attractive alternative to television. Forrester Research recently reported that consumers between the ages of 16 and 24 watch 47% less television because of the Internet.

   Platform for New Applications

   The demand for streaming media, at both the enterprise and consumer level, will be driven by a host of new applications that currently are under development or are not yet commercially available for sustained on-line usage. At the enterprise level, corporate broadcasts, sales calls and product launches are increasingly incorporating sophisticated web pages and streaming media to reduce the number of face to face meetings, generating significant savings in planning and travel costs. Other enterprise-wide processes being migrated onto the Internet include business-to-business transactions such as ordering, purchasing, auctions, supply chain management and large file distribution. Enterprises and educational institutions are also offering streaming training videos on the web to facilitate Internet-based distance learning. We believe that the ability to view and hear streaming media on-demand will also drive consumer demand for other online products and services such as advanced video games, interactive television and pay-per-view use of many forms of entertainment.

   Internet Design Limitations for Streaming Media

   The Internet was originally designed to ensure delivery of static data, such as text and data files, and was not designed to ensure the continuous flow of streaming media. The Internet's design goal of ensuring bulk data delivery is accomplished by breaking transmissions into small packets of data that can be routed through different delivery points at different times and, subsequently, be interwoven with other data transmissions. Should an Internet connection point, such as a server or router, receive traffic that exceeds its capacity, packets are dropped temporarily. These "lost" packets are either lost permanently or are eventually requested and re-sent, but the sequence of receipt may be out of order and irregularities may occur in intervals of receipt. Due to limited capacity on the Internet, today most streaming content is transmitted in the UDP format (user datagram protocol) where lost packets are not recovered.

   While static web pages can experience lost packets or delays without a noticeable deterioration in quality, streaming media is much more sensitive to these problems. The impact of packet loss and irregular latency causes a "jitter" in viewing and listening to streaming media as streams stop and restart waiting for packets to arrive. In addition, lost packets may include "key frames" in the content that contain information needed to ensure the proper decoding and playback of subsequent frames.

   The rate of packet loss is significant on the Internet. In a 1998 Bell Labs Study, packet loss rates of approximately 25% occurred during peak periods. We believe this will increase if traffic growth exceeds the addition of server and router capacity, and will increase in any case as the number of users on the Internet increases. In addition, rapid deployment of "last mile" high-speed connections, such as DSL and cable modems, which are intended to improve the viewing and listening experience of the end user, are increasing the traffic load on the Internet causing further congestion and quality degradation. These two characteristics, increasing packet loss and more high-speed Internet connections, are combining to significantly degrade the end user's streaming media experience.

   Cost and Scale Factors Limiting Streaming Media

   To date, Internet broadcasts have been inferior to television and radio broadcasts due to high Internet transmission costs, the low quality of the viewing and listening experience, and the inability to serve large audiences of simultaneous users. This is largely due to the current single point-to-point land-line network model for Internet content delivery. In a point-to-point network, each end user establishes a connection between his personal computer and the computer originating the content delivery. Because of the need for connectivity to each individual end user, content providers must make large investments to support the bursts in demand that may sit idle during non-peak periods. Often the amount of investment required is either difficult to estimate or uneconomical to make. As a result, insufficient Internet user connections may prevent access to popular events, such as the well-publicized Victoria's Secret fashion show or the John Glenn space shuttle launch.

   The Internet requires multiple tiers of communication providers, including multiple backbone and local loop providers, which tends to drive up delivery costs. As a result, content providers pay for the communication bandwidth to support each connection to each end user. The end user's ISP also pays for bandwidth to receive the content. Streaming media, which is inherently data rich and typically consumes multiple times the bandwidth of static web pages, increases costs for content providers and ISPs. As an example, we believe the cost of a transmission to a content provider of streaming media which approaches the quality of a VCR video (a 300 kilobit stream) would typically exceed advertising revenue derived by the content provider from such transmission. In addition, ISPs that are typically bound to fixed monthly revenues under their contracts with end users may find rising costs from streaming media difficult to support from current revenue sources. While we further believe land-line data transmission cost will decline significantly over time, the land-line networks are unlikely to approach the economies of scale achieved by alternatives, such as point-to-multipoint broadcasting by satellite, where there is no direct transmission cost of adding an additional broadcast viewer.

   Limitations of Current Solutions

   While various products and delivery services have been developed to address the challenges of delivering streaming content, we believe they do not adequately resolve the issues of quality, cost and scalability. Some content hosting companies store and locate streaming content on servers located at multiple points on the Internet closer to end users. This typically increases the speed of connection to a user. However, it does not eliminate the potential for packet loss as content is delivered from these servers to the end user through the remaining Internet connections. In addition, both product companies and hosting companies offer caching software or services that store content most frequently requested by users closer to the user in order to reduce the transmission costs across the Internet. This solution usually requires a large investment in caching software, offers only limited improvements for live streaming content and lacks other capabilities such as forward error correction. Furthermore, it does not generate reporting and network management data for content providers. Many traditional communications or Internet backbone providers have been trying to increase their network capacity. However, these fiber networks do not offer a complete managed service and rely on network connections that are subject to packet loss and quality degradation. In addition, some of the webcasting companies have proposed to lower transmission cost by having ISPs agree to retransmit content in a daisy chain approach. This approach does lower cost, but propagates packet loss and errors as data is transmitted to the next ISP. Also, while these approaches offer some benefits for data which can be stored and retransmitted, neither the traditional web hosting providers, the caching technologies nor the new fiber-optic based networks provide a complete solution for large scale, high fidelity Internet broadcasting. Our Internet broadcast network leverages the best attributes of many of these solutions and combines them with our proprietary streaming software to deliver a high quality, low cost and highly scalable solution for streaming media broadcasting.

The iBEAM Solution

   We provide an Internet broadcast network that delivers streaming media with viewing and listening quality that approaches television and radio, at lower cost than current Internet solutions. Our network offers the ability to scale to serve large audiences of simultaneous users. Our breadth of services enables content providers to more easily and cost-effectively distribute content over the Internet. The network uses point-to-multipoint satellite broadcasting of Internet content to intelligent iBEAM servers located at the edge of Internet, which is the Internet access point closest to the end user. Our broadcast approach and sophisticated streaming management software bypass the congestion of the Internet backbone. Our investment in intelligent servers at the edge of Internet enables the delivery of new value-added services, such as advertisement insertion, to both the content providers and ISPs. We also provide encoding and event management services to facilitate use of our services by content providers.

   The key benefits of our network to our customers include:

  . High-Fidelity Video and Audio Streams--Our software and satellite architecture enable smooth, continuous content delivery to our servers before being transmitted to the end user. By delivering to the edge of the Internet, our network eliminates packet loss and jitter, thereby delivering a superior broadcast-quality stream.

  . Low Cost Distribution--Using satellites to broadcast on a point-to-multipoint basis at a fixed cost allows us to broadcast to each additional user at little or no incremental cost. This economy of scale lets us charge content providers less to distribute streaming media than traditional Internet bandwidth providers that rely on land-line point-to-point connectivity and may enable content providers to improve their profitability.

  . Scalability--Our network of servers and our use of satellites to transmit a single stream to an unlimited number of servers, allow us to serve large audiences of simultaneous users. As we add streaming capacity, we will be able to serve increasingly larger audiences with the quality and reliability that both end users and content providers demand.

  . Transparent to the End User--Since we broadcast to the ISPs, end users do not need to purchase receiver dishes, special software or change their procedures to view content. This makes our services transparent to the end user and we believe facilitates the rapid deployment of our network.

  . Turnkey Solution--We offer a turnkey broadcast solution for Internet content providers. This solution comprises, among other things, event planning, encoding and acquisition services. Our customers do not need to utilize multiple vendors to enable their websites to offer streaming media.

  . Advanced Reporting Capability--We have developed a web-based network dashboard that allows content providers to determine, by individual stream, who is watching or listening to their content, how long they have been watching or listening and where the user is geographically located. This dashboard gives content providers on our network the insight they need to make intelligent programming and advertising decisions, which is a great advantage compared to the traditional rating services relied on by media companies.

  . Flexible Network Design--Our network is designed as an open architecture to integrate with all streaming media applications. We support the major streaming media players including Windows Media Player and RealPlayer and we intend to support new players as they gain widespread market acceptance. Our servers deployed throughout the Internet are intelligent, powerful servers that can handle multiple transmission protocols and execute a variety of value-added applications. Our server platform is designed to be highly flexible, allowing for new services and applications such as streaming advertising insertion, pay-per-view administration and other e-commerce related services. These new applications will create the potential for new revenue sources for our customers.

Strategy

   Our goal is to become the leading provider of high-fidelity Internet broadcast services by developing the world's largest, premier quality, and most cost efficient distributed streaming network. To this end, we are capitalizing upon our innovative network architecture, proprietary technology and first mover advantage to position us as the broadcast network of choice for reliable, high-fidelity Internet broadcasting. Our strategy comprises the following initiatives:

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

   Expand Our Customer Base of Leading Media and Entertainment Companies. We currently have more than 40 media and entertainment companies as customers, including Warner Bros. Interactive, Launch Media and MSNBC. We intend to increase our customer base by targeting existing new media, entertainment, and e-commerce companies, as these companies begin to more fully utilize streaming technology. We also intend to target traditional media and entertainment companies (motion picture, television, sports, newspapers and radio companies) as customers, as they increasingly seek to broadcast video and audio over the Internet. To accomplish these goals, we intend to expand our sales force and to further invest in marketing activities and building the iBEAM brand.

   Globally Build Out Our High Fidelity Internet Broadcast Network. We plan to build out our network internationally through partnerships with global leaders that have the local resources and expertise to rapidly bring our broadcast network to international customers. This will serve to maximize the worldwide number of users that are reached by our edge servers, yielding high quality transmission at low cost. We believe our satellite-based business model will be particularly successful in markets with less developed, land-line infrastructure. We believe that the recent North American explosion of Internet and data related transmission growth will be repeated in numerous regions across the globe, including Europe, Asia and Latin America. We recently entered into an agreement with Interpacket, a satellite-based IP network serving ISPs in 80 countries, to deliver our customers' streaming content via Interpacket points of presence in Asia, Europe, Latin America, Africa and the Middle East. By 2002, we believe a significant percentage of our revenue will be derived from international content providers.

   Further Leverage Our Intelligent Network to Drive Economies of Scale. We have developed a proprietary software platform that allows a number of standard Internet applications to be run across a global network of distributed edge servers. The inherent advantage of our network and its associated broadcast software platform is its ability to scale standard Internet applications to address large audiences. Because we have deployed a point-to-multipoint network architecture, we are able to broadcast increasing amounts of content to our highly distributed network of servers with minimal, incremental satellite transmission cost.

   Moreover, we can add additional points of presence in an ISP's network with low capital expenditures and minimal increase in bandwidth costs. By leveraging the existing infrastructure of local and regional Internet service providers to carry our network traffic, we further reduce the expenditures we incur in deploying our network infrastructure. The efficiencies gained by deploying a one-to-many network architecture are substantial and can be applied to a variety of uses in numerous industries. By partnering with us, ISPs can avoid incoming bandwidth charges and provide significantly improved end user experiences through our solution. This quality and cost advantage creates an economy of scale that will enable us to continue penetrating the streaming media distribution market.

   Introduce New Value Added Features and Services. In addition to offering high-quality streaming performance at competitive prices, we believe we can attract new streaming media customers through the introduction of advanced features such as real-time traffic reporting and advanced data management that simplify the task of streaming content on the Internet. We intend to aggressively pursue these new applications and new markets. An example of a new application we intend to pursue is the introduction of targeted streaming advertising into our edge-delivered broadcast. Our servers may eventually have the capability to locally insert directed advertisements into each copy of the broadcast stream it serves. We believe that this capability will allow content providers to enhance their revenue by charging advertisers a premium for advertising targeted directly to the end user. In addition, we intend to serve enterprise customers with needs for new applications such as Internet enabled distance learning, virtual roadshows, digital downloads and video conferencing.

   Pursue Additional Strategic Relationships. We currently have strategic relationships with leading media, entertainment and technology companies and ISPs, including Microsoft, Covad Communications and Sony. These relationships provide us with insights as to future customer requirements, Internet access trends and emerging technologies and facilitate our network expansion. We intend to pursue additional strategic relationships to accelerate market acceptance of our services and expand our global network. We believe that these benefits, combined with what we believe will be the ISP's unwillingness to accommodate multiple distributed networks, will further secure our strong competitive position.

   Create Open Platform for New Applications. A network of distributed computers located at the edge of the Internet can run a wide range of applications more efficiently than a traditional approach of running these applications on a cluster of servers located in one or a few data centers located on the Internet backbone. We are developing a series of application programming interfaces that allow other applications from other providers to take advantage of the efficiencies of the iBEAM network. We believe the open architecture of our network will encourage other application service providers to partner with us.

iBEAM's Streaming Media Services

   Distribution Services

   We currently offer three primary services: iBEAM On-Air, iBEAM On-Stage, and iBEAM On-Demand. All services are priced on a usage basis, with typical prices ranging from $500-$1,000 per megabit depending on volume commitments. Content providers are charged for the bandwidth served by us to end users. Bandwidth is measured either in peak terms and billed monthly (megabits/second per month), or in average terms and billed on a usage basis (megabits transferred). The unit of measure used for billing depends on the preference of the content provider and the nature of the content served.

   iBEAM On-Air. iBEAM On-Air is the service offered for delivery of live, continuous content streaming, such as music video channels, Internet or traditional radio stations or news shows and sports channels. iBEAM On-Air service is highly differentiated since it is very difficult to deliver live content across the Internet using existing Internet delivery or caching technologies. Video and audio streams are typically delivered by satellite to our servers, which we call MaxCasters, bypassing the congestion of the Internet backbone. The satellite link and our private acquisition network allow us to offer an end-to-end connection from content source to the ISP ensuring high fidelity video and audio streams.

   iBEAM On-Stage. iBEAM On-Stage is the same live delivery of iBEAM On-Air, packaged to meet the needs of the occasional or event-based customer. Target customers for iBEAM On-Stage include concerts, trade shows, and other events. Our network is particularly important for high profile live events, such as the Metallica 1999 concert, since the large number of simultaneous users attracted by these events often causes wide-spread congestion in the Internet backbone. Our satellite broadcast capability allows us to bypass this congestion and deliver a high-fidelity stream, even during periods of peak usage.

   iBEAM On-Demand. iBEAM On-Demand is our service for on-demand media hosting, such as music video clips, news highlights, product displays, or any type of streaming media included on a website. iBEAM On-Demand service is based upon our intelligent network agent iDirector that manages the replication of stored on-demand content across the array of iBEAM MaxCaster servers. iBEAM On-Demand files are typically broadcast to the remote MaxCasters using our satellite backbone. Our network has been designed with large-scale storage capabilities to accommodate the very large content libraries of the media companies we serve.

   Other Turnkey Services

   To supplement our core distribution services, we offer a series of other turnkey services aimed at facilitating a complete Internet broadcasting solution for content providers. Our turnkey services include event management, encoding and acquisition services. These services are typically billed on a consulting or usage basis.

   Event Management. We have a team of event managers that will travel on-site for high profile events. These event managers will supervise the interface with the content production crew, as well as provide on-site encoding and signal acquisition.

   Encoding Services. Encoding is the process of converting a raw digital audio or video stream into a format optimized for delivery over the Internet. Proper encoding is critical to ensure the highest fidelity streaming content. Optimizing the encoding process requires a combination of quantitative and subjective assessments of the content being encoded. We provide these services directly and indirectly through qualified third-party vendors such as Loudeye and Entertainment Blvd.

   Acquisition Services. Our acquisition services collect content from content providers for distribution through our network. We offer a variety of signal acquisition methods. In some instances, we will procure the acquisition circuits on behalf of our customers.

Customers

   We commenced commercial operations in October 1999. As of January 25, 2000, we had over 40 customers. The following is a representative list of our customers by category:

   Internet Media

     Adventure TV                           Indigo New Media
     Breaktv.com                            Inside DVD.com
     College Broadcast                      Mediatrip
     Digital Brandcasting                   Pixelworld
     edanz                                  Reporter TV
     Exploratorium                          Value Vision
     FasTV                                  Warner Bros. Interactive
     iLooks

   Music/Music-Video - Radio

     CableMusic                             House of Blues
     Elektra Records                        Ministry of Sound
     Entertainment Blvd.                    RaveWorld
     Launch Media                           Experience Music
     On Radio

   Film                                 News


     Always Independent Films               BBC World
     atom films                             MSNBC
     Cinema Now                             ZDTV
     iFilm                                  Hollywood Stars TV

                                        Sports

                                            Max Broadcasting Network
                                            ProWebCast.com
                                            Sportscapsule

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

   The following case studies illustrate how some of our customers are using our service.

   Microsoft

   When Microsoft launched its Windows Media Technologies version 4, they promoted the launch event by hosting a live concert with Buddy Guy, a popular blues guitarist. We provided iBeam On-Stage service to Microsoft to broadcast a broadband video feed from the concert at the House of Blues in Los Angeles to our network of MaxCasters deployed around the country.

   Launch Media

   We were chosen by Launch Media to provide iBEAM On-Demand hosting services for the recently introduced Launchcast personalized music service. This service allows users to specify what genre of music they prefer and identify individual titles they want included in their personal playlist. Hosting the Launchcast music service makes extensive use of the intelligent data management of iBEAM On-Demand. The Launchcast service supports a very large library of digitized music, intelligently stored across our distributed network.

   MSNBC

   MSNBC utilizes the satellite delivery of iBEAM On-Air, as well as the high quality edge delivery of iBEAM On-Demand. MSNBC's continuous live video news feed is streamed over our satellite network. We also use the satellite to deploy and update news highlights that are available on-demand to MSNBC users. In December 1999, a single 100 kilabit per second (kbps) video stream served by us generated nearly one terabyte of streaming media data to MSNBC users.

Internet Broadcast Network

   We have developed and deployed an Internet broadcast network that combines the quality, scalability and efficiency of the traditional broadcast networks with the interactivity and personalization of the Internet. The architecture of our network is conceptually similar to the architecture of traditional broadcast television and cable but incorporates several layers of redundancy. Traditional television is collected over a dedicated acquisition network, then broadcast by satellite to a network of downlinks at television affiliates or cable facilities geographically dispersed around the country. We collect streaming Internet content from providers, then broadcast it via satellite to our network of MaxCasters, located in the facilities of ISPs. We deliver these high-fidelity video and audio streams with no special end user hardware or software required, which makes our network transparent to the end user. In addition to the efficient distribution of streaming content, our MaxCasters are intelligent servers that can perform a wide range of value-added applications which we will seek to introduce in the future.

   As we expand our network of MaxCaster edge servers, we will increase the number of users served thereby reducing transmission costs to ISPs. We have currently deployed servers in more than 40 ISP networks. These service providers include ISPs such as Internet America, DSL providers such as Covad Communications and Northpoint, cable modem service providers such as High Speed Access and backbone providers such as Apex Global Internet Services.

   In addition to our network of MaxCaster edge servers, we have deployed a series of regional data centers. The regional data centers are deployed at strategic locations around the Internet backbone. The regional data centers reach users not served by a MaxCaster edge server. The regional data centers also provide a second tier of redundancy--if the MaxCaster is unavailable for any reason, users are automatically routed to our nearest regional data center. Regional data centers are deployed along the backbone, co-located with tier 1 providers such as UUNet and Cable and Wireless.

   The third layer of redundancy in our network is achieved by the deployment of master data centers. The master data centers are located in co-location facilities of companies such as Abovenet and Exodus Communications. The master data centers provide a third layer of redundancy, filling in for any regional data centers that may be unavailable for any reason. In addition, the master data centers have large scale storage systems to host the complete content libraries of our media customers.

   Our geographically dispersed network of servers is monitored continuously by our network operations center. We have developed a series of proprietary network management tools that allow our network operations center personnel to have complete visibility into any of our remote servers and to remotely manage the servers. Our network operations center personnel can diagnose problems, restart servers, and update or re-load software using either terrestrial or satellite communications with the remote server. Our network operations center is located in a hardened facility with back-up power supplies and redundant systems. A diagram of the iBEAM Network is provided below.

         [The diagram is geographic map indicating the layers of our network. The background is a map of the United States. Depicted on the map are centralized hosting centers, regional servers and servers widely dispersed indicating presence at the edge of Internet. The centralized and regional hosting centers are redundant backup to our edge servers.]

Our Technology

   We have invested nearly 40 man years in the development of a series of software technologies that constitute the iBEAM broadcast platform. A conceptual diagram of the scalability of the iBEAM broadcast platform is shown below. Treating all of our servers as a single virtual machine allows us to take standard Internet applications such as streaming media servers, file transfer protocol (FTP) servers, or other applications, and run them on a scale to serve mass audiences with maximum efficiency and output quality. The figure below illustrates the principal components of the broadcast platform.

         [The diagram depicts how the components of our broadcast platform transforms a single stream into a high quality stream that can be broadcast to many. On the left hand side is a single arrow, representing video and audio content, entering the iBeam broadcast platform. The iBeam platform is represented by a box. Inside the box are descriptions of how our software allows for a high fidelity output. Exiting the box are multiple arrows depicting our network platform broadcast to many locations.]

   Some of the key components of our broadcast platform include:

   MaxCaster--the intelligent video and audio server at the network edge

   The primary technical component of the broadcast platform is the iBEAM MaxCaster. The MaxCaster is the remote server that sits at the edge of the Internet. The MaxCaster receives the 1-way satellite broadcast, and performs functions that integrate the satellite broadcast with the 2-way traffic of the Internet. The MaxCaster converts the multicast satellite feed to unicast protocols, to allow the stream to be delivered to virtually any ISP network without special multicast enabled network gear. The MaxCaster contains intelligent software that allows it to receive, store and manage data, as well as report back to our network operations center on the state of the server and the content being served. Finally, the MaxCaster can intelligently process the content to perform functions, such as inserting streaming advertising that is targeted to each individual user.

   iRelay--the reliable transport layer

   The second element of our broadcast platform is the iRelay transport layer. The iRelay transport layer allows us to accept an input from several types of sources, including live audio or video feed and FTP file delivery, and deliver it to all of our servers without the potential for packet loss or the atmospheric disturbances of satellite transmission. If a packet should be lost or scrambled during transmission, the iRelay software will re-transmit the missing packet to any downlink that did not receive the original data. iRelay is a key component in enabling us to harness the full broadcast power of satellites to deliver uninterrupted Internet streams to large numbers of our servers located close to the end user.

   iDirector--the intelligent network controller

   The third element of our broadcast platform is a proprietary technology called iDirector. The iDirector technology is an intelligent agent that receives the end user request for content. For example, if a user types www.msnbc.com to look at an MSNBC news feed, iDirector identifies where the end user is located, then makes an assessment of network conditions, satellite link availability, and server availability to connect the end user to the optimal server. If any component of our network is down, the iDirector system automatically routes the end user to a different part of the network to ensure continued service. All of this routing happens transparently to the end user. The end user is only aware that she typed www.msnbc.com and received a high quality, uninterrupted video stream.

Strategic Relationships

   We have strategic relationships with Covad Communications, InterPacket, Microsoft Corporation, and Sony Corporation, and intend to enter into additional strategic relationships with leading media, entertainment and technology companies to accelerate market acceptance of our services and to expand and enhance our global network. We believe strategic relationships can accelerate market acceptance of our technology and services, increase our brand recognition and improve access to our target customer base.

   Covad Communications

   In October 1999, we entered into an agreement with Covad Communications, a leading national broadband services provider utilizing digital subscriber line
(DSL) technology, to provide Covad with high-fidelity streaming video and audio content at lower cost than landline communication providers. Under the terms of the agreement, we will deploy our MaxCaster servers in Covad hubs in North America thereby enlarging the edge of our network. As part of this deployment initiative, we have collaborated with Covad on technical efforts aimed at enabling new services including quality of service management, subscriber management and pay-per-view.

   Covad also purchased shares of our Series D Convertible Preferred Stock for an aggregate purchase price of approximately $2 million in October 1999 which will convert into 1,006,710 shares of our common stock upon the closing of this offering.

   InterPacket

   In January 2000, we entered into an agreement with InterPacket, a satellite-based IP network serving ISPs in over 80 countries worldwide. Under the agreement, InterPacket will deliver our customers' streaming content via their global satellite broadcast network to MaxCasters at InterPacket points of presence in Asia, Europe, Latin America, Africa and the Middle East. We believe this relationship will enhance our service offerings and revenue potential. InterPacket realizes revenue through delivering our streaming content, and we benefit by accelerating international deployment of our network to the edge of the Internet.

   Microsoft Corporation

   We entered into a strategic alliance with Microsoft, effective as of September 20, 1999, to improve the delivery of streaming media over the Internet. Under the agreement, Microsoft recommends us as a critical service provider for the delivery of broadband streaming media and we have engaged in cooperative sales efforts to promote Windows Media Technology (WMT). In addition to our direct sales efforts, we are collaborating on feature development, including technical exchanges regarding the identification and development of new functions to be included in either our NT based network platform or WMT. We are provided early adopter access to new WMT products and agree to incorporate and promote new competitive WMT features.

   Our strategic alliance with Microsoft will extend through September 2002. Microsoft has agreed to pay us $500,000 through April 15, 2000, all of which Microsoft may use to purchase our services either for itself or on behalf of other Internet content providers.

   Microsoft purchased shares of our Series D convertible preferred stock for an aggregate purchase price of approximately $10.0 million in October 1999 which will convert into 5,033,556 shares of our common stock upon the closing of this offering. In addition, we granted Microsoft a warrant to purchase 218,120 shares of Series D Preferred Stock at an exercise price of $5.96 per share which will convert into 654,360 shares of common stock.

   Sony Corporation

   We entered into an investment relationship with Sony Corporation of America in October 1999. Sony's Vice President of Interactive Services has joined our advisory board and has assisted in sales introductions and promoting technical discussion with Sony regarding industry issues such as digital rights management support, encryption, distribution and hosting methodologies.

   Sony purchased shares of our Series D Convertible Preferred Stock for an aggregate purchase price of approximately $2.0 million in October 1999 which will convert into 1,006,710 shares of our common stock upon the closing of this offering.

Sales and Marketing

   We primarily sell our services through our direct sales force. We are currently focusing our sales efforts on the world's leading media and entertainment companies which have launched or which we believe will launch broadband multimedia initiatives. As of January 25, 2000, we had 25 employees in our sales force devoted to developing relationships with content providers as well as ISPs. We compensate our sales force with salary and commissions based primarily on increasing traffic from existing customers as well as adding new customers. Over the next few years we intend to significantly increase the size of our sales force.

   In addition to our direct sales efforts, we are developing a network of partners which include hosting companies, streaming services companies and Internet service providers. Our partners will resell our full range of services beyond our immediate target market.

   Our technical consulting group, composed of three systems engineers and five program managers, supports our sales efforts by providing implementation services for on-stage streaming events as well as on-air and Internet radio and media on-demand services.

   Our marketing strategy is to build a brand associated with high-fidelity streaming media delivery. To support this objective, we have been engaged in a direct marketing campaign that includes a presence at key trade shows, speaking engagements at industry forums, and iBEAM sponsored events and seminars. We have also undertaken an advertising campaign aimed at our target content provider customers. The advertising campaign consists of a mixture of traditional media as well as Internet based advertising.

Patents and Proprietary Rights

   Our success and ability to compete are dependent on our ability to develop and maintain the proprietary aspects of our technology and operate without infringing on the proprietary rights of others. We rely on a combination of patent, trademark, trade secret and copyright laws and contractual restrictions to protect the proprietary aspects of our technology. These legal protections afford only limited protection for our technology. We have filed eight patent applications and intend to file an additional ten patent applications in the near future. These patent applications relate to our streaming platform standard, content management, distribution capabilities and subscriber management.

   We seek to limit disclosure of our intellectual property by requiring employees and consultants with access to our proprietary information to execute confidentiality agreements with us and by restricting access to our source code. Due to rapid technological change, we believe that factors such as the technological and creative skills of our personnel, new product developments and enhancements to existing products are more important than the various legal protections of our technology to establishing and maintaining a technology leadership position.

   Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. The laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Any such resulting litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, operating results and financial condition. There can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology. Any failure by us to meaningfully protect our property could have a material adverse effect on our business, operating results and financial condition.

   From time to time, third parties might claim infringement by us with respect to our current or future products. These claims and any resulting lawsuit, if successful, could subject us to significant liability for damages and invalidate our proprietary rights. Any litigation or claims, whether or not valid, could result in substantial costs and diversion of resources. In January 2000, we received a letter from another company which suggested that we review patents to which this company claims rights. These patents purport to cover "a system and method for delivery of video and data over a computer network." We believe that we do not infringe any claims of these patents. However, there can be no assurance that this company will agree with our conclusion or not pursue a claim or litigation against us.

   Any potential intellectual property litigation also could force us to do one or more of the following:

  . cease selling, incorporating or using products or services that incorporate the infringed intellectual property;

  . obtain from the holder of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on acceptable terms, if at all; or

  . redesign those products or services that incorporate the disputed technology.

   We may in the future initiate claims or litigation against third parties for infringement of our proprietary rights or to determine the scope and validity of our proprietary rights or the proprietary rights of competitors. These claims could result in costly litigation and the diversion of our technical and management personnel. As a result, our operating results could suffer and our financial condition could be harmed.

Competition

   The market for Internet broadcasting services is new, highly competitive, and rapidly evolving. We expect competition to increase both from existing competitors and new market entrants for various components of our service. Unlike many of our competitors, we regard ourselves as the only Internet Broadcast Network, with satellite enabled streaming media as our primary business mission.

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

   Our competitors primarily come from four market segments:

  .  Streaming media hosting companies, such as InterVu;

  .  Internet content distribution networks, such as Akamai;

  . Internet device vendors who utilize caching systems, switches and load balancers, such as Inktomi; and

  .  Fiber-based network operators, such as Enron Communications.

   We compete on price and quality of delivery, customer service, and network features. We believe we currently have several primary competitive advantages, including the quality of our network architecture, our proprietary technology and our early entrance into the market for Internet broadcast services. However, our competitors may be able to respond more quickly than we can to new or emerging technologies and changes in customer requirements. Some of our competitors may bundle their services with Internet related products or services from Internet device vendors or Internet service providers. These bundling relationships may inhibit our ability to sell service to Internet content providers or to deploy servers at Internet service providers.

   Increased competition could result in price reductions, fewer customer orders, reduced gross margins or loss of market share. Any of these conditions could materially and adversely affect our business, financial condition, and operational results.

Facilities

   Our headquarters are currently located in approximately 59,000 square feet of leased office space in Sunnyvale, California. We are currently negotiating to obtain an additional 15,000 square feet of office space near our headquarters.

   We are building a network operations center in our headquarters which we believe will be completed by April 2000. We have budgeted $4.0 million for this purpose, of which $500,000 was spent as of December 31, 1999.

Employees

   As of January 25, 2000 we had a total of 189 employees. We have never had a work stoppage and no personnel are represented under collective bargaining agreements. We consider our employee relations to be good.

   We have rapidly increased our employee base and need to continue to hire additional personnel. We believe that our future success will depend on our continued ability to attract, integrate, retain, train and motivate highly qualified personnel, and upon the continued service of our senior management and key personnel. Competition for qualified personnel is intense, particularly in the Silicon Valley area, where our headquarters is located. There can be no assurance that we will successfully attract, integrate, retain, train and motivate a sufficient number of qualified personnel to conduct our business in the future.

Legal Proceedings

   We are not a party to any pending legal proceedings. We have been contacted by an individual who claims to have participated in the founding of our company. The individual claims that such activities entitle him to common stock on the same terms as those granted to our founders. Our founders deny that the individual participated in the creation of the company. We are unaware of any written agreements granting equity to the individual and, while our investigation is continuing, we do not believe the individual is entitled to any equity interest. Litigation is inherently uncertain, and if this individual initiates a suit against us there can be no assurance that we will prevail. Should a claim be made and be successful, we could be required to issue common stock to the claimant on the same terms as those granted to our founders and recognize an expense in connection with such issuance, which could have a material adverse effect on our results of operations. In addition, any such issuance would be dilutive to existing stockholders.

                                  MANAGEMENT

Directors and Executive Officers

   The following table sets forth information regarding our directors and executive officers as of the date of this prospectus:

 Executive Officers:                Age                Position
 -------------------                ---                --------
                                        President, Chief Executive Officer and
 Peter Desnoes....................   56 Director
                                        Vice President and Chief Financial
 Chris Dier.......................   47 Officer
 Nils Lahr........................   26 Chief Architect
 Jeremy Zullo.....................   28 Vice President, Engineering
 Dave Brewer......................   31 Vice President, Operations
 Robert Davis.....................   41 Vice President, Sales
 David Strehlow...................   44 Vice President, Business Development
 Tom Gillis.......................   34 Vice President, Marketing
 Andrew Henry.....................   37 Vice President, Product Marketing
 Daniel Sroka.....................   37 General Counsel
 Directors:
 ----------
 Barry Baker(2)...................   47 Director
 Frederic Seegal..................   52 Director
 Richard Shapero(1)(2)............   52 Director
 Peter Wagner(1)(2)...............   34 Director
 Robert Wilmot....................   55 Director

--------
(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.

   Peter Desnoes joined our board of directors in June 1998. He has served as our President and Chief Executive Officer since January 1999. Prior to joining us, Mr. Desnoes was the founder, Managing General Partner and Chief Executive Officer of Burnham Broadcasting Company, a partnership which owned network affiliated television stations in several major U.S. markets in addition to operating a major commercial production and post-production company. Mr. Desnoes started Burnham Broadcasting Company in 1983 after a 16-year career with the American Broadcasting Company (ABC). At ABC, Mr. Desnoes served as President and General Manager of WLS-TV in Chicago from 1979 until 1983. Prior to that time, he served as Vice President of Sales and Marketing for the ABC television stations division, and was also elected Chairman of the ABC Affiliates Board of Governors. Mr. Desnoes holds a B.A. in Philosophy from the University of Arizona.

   Chris Dier has been our Vice President and Chief Financial Officer since joining us in November 1998. From August 1996 to February 1998, Mr. Dier served as Vice President Administration and Chief Financial Officer of Aurum Software Incorporated, a sales force automation software company. From January 1990 to July 1996, he served as Vice President of Administration and Chief Financial Officer of VERITAS Software Corporation, a publicly traded company focused on the storage management software market. Previous employment includes Tolerant Systems and Intel Corporation where he held a variety of operating finance positions. He holds a B.A. in Humanities and an M.B.A. from Santa Clara University.

   Nils Lahr joined us in April 1998 and has been our Chief Architect since July 1999. From April 1998 to May 1999, he served as our Director of Server Engineering and, from May 1999 to July 1999, he served as our Executive Director of Technology. From May 1997 to June 1998, Mr. Lahr was an independent contractor serving as a Senior Software Developer for Microsoft Corporation where he helped clients deploy digital video applications and was a key developer for Microsoft's digital video services. From April 1996 to May 1997, he served as a Senior Technical Programmer for CNN America where he designed the technologies and infrastructure supporting the CNNfn.com website. From February 1995 to April 1996, Mr. Lahr worked as super-computer programmer for the United States Air Force.

   Jeremy Zullo joined us in May 1998 and has been our Vice President, Engineering since December 1999. From May 1998 to July 1999, he served as our Director of Development and, from July 1999 to December 1999, he served as our Executive Director of Development. Prior to joining us, Mr. Zullo was the Manager of Internet Products for Bloomberg Television and Internet Divisions from February 1996 to April 1998. From 1992 to 1996, Mr. Zullo served as Chief Executive Officer at Dominion Systems Technologies Inc., a company he founded to create distributed real time engines. From 1993 to 1996, Mr. Zullo was also a senior consultant for various United States military branches. Prior to this time, from 1984 to 1993, Mr. Zullo was founder and President of three startup technology companies. Mr. Zullo holds a B.S. in Physics from Rensselaer Polytechnic Institute.

   Dave Brewer has been our Vice President, Operations since he joined us in November 1999. From May 1991 to November 1999, Mr. Brewer was Chief Executive Officer of Brewer Consulting Networks, a company that he founded which focuses on designing, installing and maintaining local and wide area computer networking systems for a variety of Fortune 1000 companies and educational organizations. From 1986 to 1991, Mr. Brewer was a Network Engineer and Systems Technician with Landis & Gyr Systems, Inc. a supplier of electronic payment solutions.

   Robert Davis joined us as Vice President, Sales in August 1999. From July 1996 to November 1998, Mr. Davis served in several capacities, including as President, Chief Executive Officer and a member of the board of directors of Formida Software Corporation, a publicly traded Australian software company. From September 1993 to July 1996, Mr. Davis was a Senior Vice President of Worldwide Sales and Support for Premenos Technology Corporation, a software company. His earlier experiences include senior sales management positions with Sprint Corporation and Southern Bell. Mr. Davis holds a B.S. Degree from the University of Akron.

   David Strehlow has served as our Vice President, Business Development since joining us in August 1999. From September 1998 to July 1999, Mr. Strehlow served as acting Vice President of Business Development for two startup companies, SoftVideo, Inc. and Live Picture, Inc. From September 1996 to September 1998, Mr. Strehlow served as Senior Director of Business Development at RealNetworks, Inc. From October 1995 to June 1996, he served as Senior Director of Business Development at VDOnet Corporation. Prior to this time, Mr. Strehlow served in various capacities at Oracle Corporation in both product management and product marketing roles. Mr. Strehlow holds an M.B.A. from Carnegie Mellon University, an M.S. in Oceanography from Oregon State University and a B.S. in Oceanography from University of Washington.

   Tom Gillis joined us in July 1998 and has served as our Vice President, Marketing since December 1999. From July 1998 to May 1999, he served as our Director of Product Management and, from May 1999 to December 1999, he served as our Assistant Vice President, Marketing. Prior to joining us, from 1995 to June 1998 Mr. Gillis served in several capacities at Silicon Graphics, including Product Line Manager for Desktop Workstations and Product Manager for Silicon Graphics' digital media streaming and compression hardware products. From 1987 to 1993, Mr. Gillis was a Senior Hardware Engineer responsible for wireless communications and radar systems design at Raytheon Company. Mr. Gillis has an M.B.A. from Harvard University, an M.S. in Electrical Engineering from Northwestern University and a B.S. in Electrical Engineering from Tufts University.

   Andrew Henry has been our Vice President, Product Marketing since joining us in January 2000. Prior to joining us, from January 1994 to December 1999, Mr. Henry held a variety of positions with Silicon Graphics, most recently serving as Vice President and General Manager of the Visual Solutions Business Unit. From September 1990 to January 1994, Mr. Henry served as Manager, Visual Engineering with Failure Analysis Associates. Prior to this time, Mr. Henry co-founded a graphics technology company called Animated Technologies and was an engineering manager with TRW Space and Technology Group. He earned a B.S. degree in Engineering Physics from the University of the Pacific and an M.S.E.E. in Electro-optics from the University of Southern California.

   Daniel Sroka joined us in January 2000 as our General Counsel. Prior to joining us, Mr. Sroka was a partner at the law firm of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. Prior to becoming partner in August 1995 and since joining the firm in 1989, Mr. Sroka was an associate with Brooks, Pierce, McLendon, Humphrey & Leonard. Mr. Sroka's practice has specialized in mergers and acquisitions, commercial transactions, corporate finance, formation and capitalization of business entities, commercial real estate and taxation. He graduated from the University of Wisconsin, Madison with a degree in Business Administration Accounting and received his law degree from Wake Forest School of Law.

   Barry Baker has served as a member of our board of directors since January 2000. Since March 1999, Mr. Baker has been with USA Networks, Inc., most recently serving as its President and Chief Operating Officer. Before joining USA Networks, from June 1996 to February 1999, Mr. Baker served as Chief Executive Officer/Designate of Sinclair Communications, where he oversaw a business of 64 television and 54 radio stations in 28 states. From August 1989 to May 1996, Mr. Baker served in various capacities at River City Broadcasting, a company he founded which was later sold to Sinclair Broadcast Group. Prior to these experiences, Mr. Baker served in management positions in cable and radio broadcasting and managed radio startups. Mr. Baker has served on numerous industry boards. Mr. Baker was recently appointed to the Board of Directors of the National Association of Television Program Executives, the Ad Council and The Production Resource Group.

   Frederic Seegal has served as a member of our board of directors since August 1999. Mr. Seegal has served as President of Wasserstein Perella Group, Inc. and Managing Director of Wasserstein Perella & Co., Inc. since March 1994. Prior to joining the Wasserstein entities, Mr. Seegal was Managing Director/Co-Head of Domestic Corporate Finance at Salomon Brothers during the period of 1990 through 1994. From 1982 to 1990, Mr. Seegal was in charge of Lehman Brothers investment banking activities in the Media & Communications Industries, where he served as Managing Director of Lehman Brothers. Mr. Seegal holds a Bachelors Degree from Cornell University and graduated from Harvard Law School and Harvard Business School in 1974.

   Rich Shapero has served as a member of our board of directors since
April 1998. Mr. Shapero has been a general partner of Crosspoint Venture Partners, L.P., a venture capital investment firm, since April 1993. From January 1991 to June 1992, he served as Chief Operating Officer of Shiva Corporation, a computer network company. Previously, he was a Vice President of Sun Microsystems, Senior Director of Marketing at AST, and held marketing and sales positions at Informatics General Corporation and UNIVAC's Communications Division. Mr. Shapero serves as a member of the board of directors of Covad Communications Group, Inc., Sagent Technology, Inc. and several privately held companies. Mr. Shapero received a B.A. in English literature from the University of California at Berkeley.

   Peter Wagner has served as a member of the board of directors since
June 1998. Mr. Wagner joined Accel Partners, a San Francisco-based private equity investing firm, in July 1996, and has been a General Partner since January 1998, where he specializes in investing in companies in the communications sector, including networking, telecommunications and wireless technology. From September 1992 to July 1996, Mr. Wagner was a Product Line Manager for Silicon Graphics. Mr. Wagner serves on the board of directors of NorthPoint Communications Group, Inc. and several privately held companies. Mr. Wagner holds a B.S. in Physics and an M.B.A. from Harvard.

   Robert Wilmot is one of our founders and has served as a member of our board of directors since our inception in March 1998. Dr. Wilmot has been Chairman at Wilmot Consulting Inc. since May 1995. From April 1994 to May 1995, Dr. Wilmot was an independent consultant and investor. From May 1985 through April 1994, he was Chairman at Wilmot Enterprises Ltd. In these capacities, Dr. Wilmot has advised several Fortune 100 technology companies on their Internet transformation. His other prior positions include Vice President and Managing Director of Texas Instruments and Chief Executive Officer of International Computers PLC. Dr. Wilmot is an active angel investor and Chairman of the Supervisory Board of Euro Ventures BV, a venture fund operating in nine European countries. He is also a Director of COM21, FVC.COM and @POS.COM and several private companies. Dr. Wilmot received a B.S. in Electrical Engineering from Nottingham University.

Technical Advisory Board

   The technical advisory board members are available to our executive officers for periodic consultations relating to the development of our technologies. The following individuals are members of our Technical Advisory
Board:

   Navin Chaddha is one of our founders. He is currently Chairman of the Board and Chief Executive Officer of Biztro, a privately held web-based company serving small businesses. Prior to becoming Chairman and CEO of Biztro, he held several management positions at Microsoft, the most recent of which was Director, Broadband and Infrastructure, Streaming Media Division. While with Microsoft, Mr. Chaddha also served as Chief Architect and Director, Commercial Network Solutions, Microsoft's Network Solutions Group. Prior to joining Microsoft Corporation, Mr. Chaddha founded Vxtreme (acquired by Microsoft Corporation), an Internet media streaming software company, in December 1995. Mr. Chaddha is an investor and serves on the advisory board of several Internet startups. Mr. Chaddha holds a B.S. in electrical engineering from Indian Institute of Technology, Delhi and an M.S. in electrical engineering from Stanford University.

   Llewellyn Chang is Vice President, Interactive Services for Sony Corporation of America. In this position, he is involved in developing and managing a range of technology-enabled products while providing technical leadership in assessing and exploiting Sony's many digital opportunities. Prior to joining Sony, Mr. Chang spent eleven years at Salomon Smith Barney where he served as First Vice President and Area Manager responsible for Enterprise Applications Engineering. This includes extensive experience in distributed systems architecture and design, software engineering, large-scale systems, network integration and applications development as well as the management of strategic partner and vendor relationships. Previous to Salomon Smith Barney, Mr. Chang also held Information Technology positions at Goldman Sachs and Company, AT&T Bell Laboratories, and Exxon Research and Engineering. Mr. Chang holds a B.S. from the University of the West Indies and and M.S. from Polytechnic Institute of New York, both in Electrical Engineering.

   Robert Hawk is President of Hawk Communications. He previously served as President and Chief Executive Officer of US WEST Multimedia Communications, Inc., where he headed the cable, data and telephony communications business from May 1996 to April 1997. He was president of the Carrier Division of US West Communications, a regional telecommunications service provider, from September 1990 to May 1996. Prior to that time, Mr. Hawk was Vice President of Marketing and Strategic Planning for CXC Corporation. Prior to joining CXC Corporation, Mr. Hawk was director of Advanced Systems Development for AT&T/American Bell. He currently serves on the boards of PairGain Technologies, COM21, Concord Communications, Covad Communications Group, Radcom, Efficient Networks and several privately held companies. Mr. Hawk received an M.B.A. from the University of San Francisco and a B.B.A. from the University of Iowa.

   Philip Rosedale is an Entrepreneur-in-Residence at Accel Partners. Prior to joining Accel in August 1999, Mr. Rosedale spent three and one-half years at RealNetworks, most recently serving as Vice President and Chief Technology Officer. His extensive work there included the creation of RealVideo, development and deployment of the RealSystem 5.0 and G2 products, and management of audio and video compression research. Before joining RealNetworks, Mr. Rosedale ran his own software company, Automated Management Systems, which in 1995 developed FreeVue, a low-bitrate videoconferencing product for Internet users. Mr. Rosedale holds a B.S. degree in Physics from the University of California at San Diego.

Board of Directors

   Our board of directors currently consists of six members. Upon completion of this offering, our board of directors will be divided into three classes, each serving staggered three year terms. The term of office and directors consisting of each class is as follows:

   Class               Directors                       Term of Office
   -----   --------------------------------- ---------------------------------
 Class I   Frederic Seegal and Robert Wilmot .  expires at the annual meeting of stockholders in 2001 and at
                                                each third succeeding annual
                                                meeting thereafter
 Class II  Richard Shapero and Peter Wagner  .  expires at the annual meeting of stockholders in 2002 and at
                                                each third succeeding annual
                                                meeting thereafter
 Class III Peter Desnoes and Barry Baker     .  expires at the annual meeting
                                                of stockholders in 2003 and at
                                                each third succeeding annual
                                                meeting thereafter

   The classification of directors has the effect of making it more difficult to change the composition of the board of directors. See "Description of Capital Stock--Delaware Law and Certain Provisions of Our Certificate of Incorporation and Bylaws."

   Our board of directors appoints our executive officers on an annual basis to serve until their successors have been elected and qualified. There are no family relationships among any of our directors or officers.

Board Committees

   Our Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee of the Board of Directors consists of Messrs. Shapero, Wagner and Baker. The Audit Committee reviews our financial statements and accounting practices and makes recommendations to our Board of Directors regarding the selection of independent auditors.

   The Compensation Committee of the Board of Directors consists of Messrs. Shapero and Wagner. The Compensation Committee makes recommendations to the Board of Directors concerning salaries and incentive compensation for our officers and employees and administers our employee benefit plans.

Director Compensation

   We do not currently compensate our directors in cash for their service as members of the board of directors, although directors are reimbursed for reasonable expenses incurred in attending board or committee meetings. Our officers are appointed by the board of directors and serve at its discretion. Some of our non-employee directors have received grants of options to purchase shares of our common stock. See "Principal Stockholders" and "Certain Transactions--Stock Option Grants to Certain Directors." Our 2000 Director Option Plan provides for the automatic grant of non-statutory stock options to non-employee directors who join us after this offering. For further information regarding the provisions of the 2000 Director Option Plan, see "-- Employee and Director Benefit Plans."

Limitations on Directors' Liability and Indemnification

   Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

  . Any breach of their duty of loyalty to the corporation or its stockholders;

  . Acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . Unlawful payments of dividends or unlawful stock repurchases or redemptions; or

  . Any transaction from which the director derived an improper personal benefit.

   The limitation of liability does not apply to liabilities arising under the federal securities law and does not affect the availability of equitable remedies such as injunctive relief or rescission.

   Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in their capacity as an officer, director, employee or other agent, regardless of whether the bylaws would permit indemnification.

   We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our bylaws. These agreements provide, among other things, for indemnification for judgments, fines, settlement amounts and expenses, including attorneys' fees incurred by director, or executive officer in any action or proceeding, including any action by or in our right, arising out of the person's services as a director or executive officer, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

   The limitation on liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty and may reduce the likelihood of derivative litigation against our directors and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. A stockholder's investment in us may be adversely affected to the extent we pay the costs of settlement or damage awards against our directors and officers under these indemnification provisions.

Compensation Committee Interlocks and Insider Participation

   Our compensation committee currently consists of Messrs. Wagner and Shapero. In January 1999, Mr. Desnoes, our President and Chief Executive Officer, resigned from the compensation committee upon being appointed an executive officer. Other than Mr. Desnoes, none of the members of our compensation committee is currently or has been, at any time since the time of our formation, one of our officers or employees. None of our executive officers currently serves, or in the past has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board or compensation committee. Mr. Wagner is a general partner of Accel Partners, a holder of approximately 17.8% of our outstanding stock that has purchased shares of our Series B preferred stock, Series C preferred stock and Series D preferred stock. Mr. Shapero is a general partner of Crosspoint Venture Partners, a holder of approximately 18.9% of our outstanding stock that has purchased shares of our Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock. See "Certain Relationships and Related Transactions."

                            EXECUTIVE COMPENSATION

Summary Compensation Table

   The following table sets forth all compensation paid by us for services rendered to us in all capacities during our fiscal year ended December 31, 1999, by (i) our chief executive officer and (ii) the other executive officers who held office as of December 31, 1999 and met the definition of "highly compensated" within the definition of the SEC's executive compensation disclosure rules, collectively, the "named executive officers."

                                                          Long-Term
                                                         Compensation
                                                         ------------
                                                          Number of
                            1999 Annual Compensation        Shares
                         ------------------------------   Underlying
Name and Principal                         Other Annual    Options       All Other
Position (1)              Salary   Bonus   Compensation  Granted (#)  Compensation (4)
------------------       -------- -------- ------------  ------------ ----------------
Peter Desnoes (2)....... $255,769 $157,000   $83,262(3)   1,440,000        $1,103
 President and Chief
 Executive Officer
Chris Dier..............  182,500   13,500       --         109,800         1,434
 Vice President and
 Chief Financial Officer
Tom Gillis..............  126,137      --        --         165,000         1,258
 Vice President,
  Marketing
Nils Lahr...............  137,311   30,000       --         222,000         1,244
 Chief Architect
Jeremy Zullo............  142,083    7,500       --         165,000         1,267
 Vice President,
  Engineering

--------
(1) This table does not include Michael Bowles who served as our Chief Executive Officer until January 1999 and as Chairman of our Board of Directors until September 1999. During our fiscal year ended December 31, 1999, Mr. Bowles was paid a salary of $126,769 based on an annualized salary of $160,000. During fiscal 1999, we paid premiums for life insurance in the amount of $1,007 on Mr. Bowles' behalf. Mr. Bowles did not receive a bonus during fiscal 1999.

(2) Mr. Desnoes commenced full-time employment with us in March 1999. Mr. Desnoes' salary on an annualized basis was $300,000 during fiscal 1999.

(3) Mr. Desnoes was reimbursed this amount for relocation expenses.

(4) Consists of premiums paid by us for term life insurance.

Option Grants During Year Ended December 31, 1999

   The following table sets forth certain information for the year ended December 31, 1999 with respect to grants of stock options to each of the named executive officers. All options granted by us in 1999 were granted under our 1998 Stock Plan. These options have a term of 10 years. These options are immediately exercisable in full at the date of grant, but shares purchased on exercise of unvested options are subject to a repurchase right in our favor that entitles us to repurchase unvested shares at their original exercise price on termination of the employee's service with us. Unless otherwise indicated, the repurchase right lapses as to 25% of the shares on the first anniversary of the grant date and the balance over the next three years. See "--Employee and Director Benefit Plans" for a description of the material terms of these options.

   We granted options to purchase common stock and issued shares of common stock pursuant to restricted stock purchase agreements equal to a total of 10,881,258 shares during 1999. Options were granted at an exercise price equal to the fair market value of our common stock, as determined in good faith by the board of directors. The board of directors determined the fair market value based on our financial results and prospects, the state of our technology development, the share price derived for arms-length transactions and the absence of a public trading market for our securities. Potential realizable values are net of exercise price before taxes, and are based on the assumption that our common stock appreciates at the annual rate shown, compounded annually, from the date of grant until the expiration of the ten-year term. These numbers are calculated based on SEC requirements and do not reflect our projection or estimate of future stock price growth.

                                                                              Potential
                                                                          Realizable Value
                                       Individual Grants                  at Assumed Annual
                         ------------------------------------------------  Rates of Stock
                         Number of     Percentage of                            Price
                         Securities    Total Options                        Appreciation
                         Underlying     Granted to   Exercise              For Option Term
                          Options      Employees in    Price   Expiration -----------------
Name(1)                   Granted          1999      Per Share    Date       5%      10%
-------                  ----------    ------------- --------- ---------- -------- --------
Peter Desnoes........... 1,410,000         13.2%      $0.055     1/11/09  $ 49,808 $126,224
Chris Dier..............   109,800          1.0        0.114     2/24/09     7,872   19,949
Tom Gillis..............    45,000          0.4        0.114      4/1/09     3,226    8,176
                           120,000          1.1        5.000    12/31/09   377,337  956,245
Nils Lahr...............   102,000(2)       0.9        0.114     2/25/09     7,313   18,532
                            60,000          0.6        0.200     8/12/09     7,547   19,125
                            60,000          0.6        5.000    12/31/09   188,668  478,123
Jeremy Zullo............    45,000          0.4        0.114     2/25/09     3,226    8,176
                            45,000          0.4        0.200     8/12/09     5,660   14,344
                            75,000          0.7        5.000    12/31/09   235,835  597,653

--------
(1) Michael Bowles was not granted any options during fiscal 1999.

(2) The repurchase right lapses as to 48,000 of the shares according to the following schedule: 34% of the shares on the first anniversary of the grant date and the balance over the next two years.

Aggregated Option Exercises In 1999 And Year-End Values

   The following table sets forth certain information regarding exercised stock options during the fiscal year ended December 31, 1999 and unexercised options held as of December 31, 1999 by each of the named executive officers. The value realized is based on the fair market value of the underlying securities as of the date of exercise, minus the per share exercise price, multiplied by the number of shares underlying the option. The value of unexercised in-the-money options are based on a value of $5.00 per share, the fair market value of our common stock on December 31, 1999 as determined by our board of directors. Amounts reflected are based on the value of $5.00 per share, minus the per share exercise price, multiplied by the number of shares underlying the option.

                                                 Number of Securities      Value of Unexercised
                                                Underlying Unexercised     In-the-Money Options
                            Shares               Options at Year-End           at Year-End
                         Acquired on   Value   ------------------------- -------------------------
Name(1)                  Exercise (#) Realized Exercisable Unexercisable Exercisable Unexercisable
-------                  ------------ -------- ----------- ------------- ----------- -------------
Peter Desnoes...........  1,521,000    $4,779        --         --              --        --
Chris Dier..............    375,000       --     124,800        --       $  615,083       --
Tom Gillis..............    159,000       --     120,000        --              --        --
Nils Lahr...............     69,900     4,644    167,100        --       $  444,841       --
Jeremy Zullo............        --        --     303,000        --       $1,118,280       --

--------
(1) Michael Bowles did not exercise any options during fiscal 1999.

Employment and Severance Agreements

   Peter Desnoes. In January 1999, we entered into a written employment agreement with Mr. Desnoes. The agreement provides that Mr. Desnoes is entitled to receive an annual salary of $300,000 and a bonus of $200,000, to be paid based on the achievement of performance-based milestones. We also agreed to provide Mr. Desnoes with compensation in the form of a grant of an option to purchase 1,440,000 shares of common stock at an exercise price of $0.055 per share, which vests over a four year period. The agreement also provides that Mr. Desnoes is entitled to purchase up to 80,000 shares of our Series C preferred stock on the same terms as the other investors. In addition, we agreed to pay expenses related to his relocation to California. See "Executive Compensation" and "Certain Relationships and Related Transactions."

   The agreement provides that either we or Mr. Desnoes can terminate the employment relationship for any reason with 14 days notice. The agreement further provides that if Mr. Desnoes is terminated other than for cause, he shall be entitled to receive up to 12 months of annual salary until the earliest of (i) 12 months from the date of his termination, (ii) the expiration of his continuation coverage under COBRA and (iii) the date Mr. Desnoes receives health insurance coverage in connection with new employment.

   In the event of a change of control, Mr. Desnoes will agree to continue service with us or our successor corporation for a period not to exceed six months if he is requested to do so. Upon the completion of this period, or if Mr. Desnoes is not requested to remain with us or our successor, Mr. Desnoes is entitled to receive six months salary and bonus and the options he has been granted will vest as if he had performed an additional six months of service. In the event that Mr. Desnoes is requested to remain with us or our successor upon a change a control and he declines such request then Mr. Desnoes will not be entitled to receive any additional compensation or vesting, unless his refusal to continue service is in effect an involuntary termination, in which case he receive the benefits described in the preceding paragraph.

   Chris Dier. In November 1998, Chris Dier accepted our offer of employment. The offer letter provides that Mr. Dier will receive an annual salary of $180,000 and up to an additional $20,000 bonus each year based upon the successful attainment of mutually agreed upon perfomance goals. The offer letter provides that options granted to Mr. Dier in connection with his employment will provide for accelerated vesting in the event of a change of control where Mr. Dier is not designated as Chief Financial Officer reporting to the Chief Executive Officer equal to an amount of 50% of Mr. Dier's unvested shares. In addition, Mr. Dier will receive a termination payment equal to six months full compensation payable on the earlier of six months after a change of control or termination of employment by the acquiring company.

   Nils Lahr. In July 1999, Nils Lahr accepted our offer of employment. The offer letter provides that Mr. Lahr is entitled to receive an annual salary of $150,000 and a bonus of $30,000 based on achievement of performance milestones. Mr. Lahr has agreed to be employed by us through June 30, 2000, at which time he will become an at-will employee. We may terminate his employment with us at any time.

   Jeremy Zullo. In July 1999, Jeremy Zullo accepted our offer of employment. The offer letter provides that Mr. Zullo is entitled to receive an annual salary of $155,000 and a bonus of $20,000 based on the achievement of performance milestones. Mr. Zullo has agreed to be employed by us through June 30, 2000, at which time he will become an at-will employee. We may terminate his employment with us at any time.

   On September 24, 1999 we entered into a Settlement Agreement and Mutual Release with Michael Bowles in connection with his departure from our company. We paid Mr. Bowles all salary and unused vacation through his employment end date. In connection with Mr. Bowles' departure, the repurchase right with respect to his shares of common stock lapsed. In addition, we and Mr. Bowles agreed to a mutual release.

Employee and Director Benefit Plans

   1998 Stock Plan

   Our 1998 Stock Plan was adopted by our board of directors in March 1998, and our stockholders initially approved the plan in April 1998. Our 1998 Stock Plan provides for the grant of incentive stock options to our employees, and for the grant of nonstatutory stock options and stock purchase rights to our employees, directors and consultants.

   As of December 31, 1999, we had reserved an aggregate of 16,004,625 shares of our common stock for issuance under this plan, options to purchase 6,857,817 shares of common stock were outstanding and 2,242,647 shares were
available for future grant.         shares were available for future grant. As
of the date of this prospectus, we will not grant any additional stock options under our 1998 stock plan. Instead we will grant options under our 2000 Stock Plan.

   The 1998 Stock Plan provides that in the event of a change in control, each outstanding option shall be accelerated and become fully vested and exercisable if such option is not assumed or substituted for by the successor corporation.

   2000 Stock Plan

   Our 2000 Stock Plan was adopted by our board of directors in January 2000,
and the stockholders approved the plan in       , 2000. This plan provides for
the grant of incentive stock options to employees and nonstatutory stock options and stock purchase rights to employees, directors and consultants.

   As of January 2000, a total of 7,000,000 shares of common stock were reserved for issuance pursuant to the 2000 Stock Plan. No options have yet been issued pursuant to the 2000 Stock Plan. The number of shares reserved for issuance under 2000 Stock Plan will increase annually on January 1st of each calendar year, effective beginning in 2001, equal to the lesser of:

  . 5% of the outstanding shares of common stock on the first day of the year,

  .  4,000,000 shares, or

  .  such lesser amount as our board of directors may determine.

   Our board of directors or a committee of our board administers the 2000 Stock Plan. The committee may consist of two or more "outside directors" to satisfy certain tax and securities requirements. The administrator has the power to determine the terms of the options or stock purchase rights granted, including the exercise price, the number of shares subject to each option or stock purchase right, the exercisability of the options and the form of consideration payable upon exercise. The administrator determines the exercise price of options granted under our stock option plan, but with respect to incentive stock options, the exercise price must at least be equal to the fair market value of our common stock on the date of grant. Additionally, the term of an incentive stock option may not exceed ten years. The administrator determines the term of all other options. No optionee may be granted an option to purchase more than 1,000,000 shares in any fiscal year. In connection with his or her initial service, an optionee may be granted an additional option to purchase up to 2,000,000 shares of our common stock.

   After termination of one of our employees, directors or consultants, he or she may exercise his or her option for the period of time stated in the option agreement. If termination is due to death or disability, the option will generally remain exercisable for 12 months following such termination. In all other cases, the option will generally remain exercisable for 3 months. However, an option may never be exercised later than the expiration of its term. The administrator determines the exercise price of stock purchase rights granted under our 2000 Stock Plan. Unless the administrator determines otherwise, the restricted stock purchase agreement will grant us a repurchase option that we may exercise upon the voluntary or involuntary termination of the purchaser's service with us for any reason (including death or disability). The purchase price for shares we repurchase will generally be the original price paid by the purchaser. The administrator determines the rate at which our repurchase option will lapse. Our stock option plan generally does not allow for the transfer of options or stock purchase rights and only the optionee may exercise an option and stock purchase right during his or her lifetime.

   Our 2000 Stock Plan provides that in the event of our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation will assume or substitute for each option or stock purchase right. If the outstanding options or stock purchase rights are not assumed or substituted for, all outstanding options and stock purchase rights will become fully vested and exercisable prior to the merger or sale of assets.

   Our 2000 Stock Plan will automatically terminate in 2010, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate the stock option plan provided it does not adversely affect any option previously granted under our stock option plan.

2000 Employee Stock Purchase Plan

   Concurrently with this offering, we intend to establish an employee stock purchase plan. A total of 500,000 shares of our common stock will be made available for sale. In addition, our plan provides for annual increases in the number of shares available for issuance under the Purchase Plan on January 1st of each year, beginning in 2001, equal to the lesser of 2% of the outstanding shares of our common stock on the first day of the calendar year, 1,400,000 shares, or such other lesser amount as may be determined by our board of directors. Our board of directors or a committee of our board administers the plan. Our board of directors or its committee has full and exclusive authority to interpret the terms of the plan and determine eligibility. All of our employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted an option to purchase stock under the plan if such employee:

  . immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock, or

  . whose rights to purchase stock under all of our employee stock purchase plans accrues at a rate that exceeds $25,000 worth of stock for each calendar year.

   Our plan is intended to qualify for preferential tax treatment and contains consecutive, overlapping 24-month offering periods. Each offering period includes four 6-month purchase periods. The offering periods generally start on the first trading day on or after November 1 and May 1 of each year, except for the first such offering period which will commence on the first trading day on or after the effective date of this offering and will end on the last trading day on or before October 31, 2000.

   The plan permits participants to purchase common stock through payroll deductions of up to 15% of their eligible compensation which includes a participant's base straight time gross earnings and commissions but excluding all other compensation paid to our employees. A participant may purchase no more than 10,000 shares during any 6-month purchase period.

   Amounts deducted and accumulated by the participant are used to purchase shares of our common stock at the end of each 6-month purchase period. The price is 85% of the lower of the fair market value of our common stock at the beginning of an offering period or after a purchase period ends. If the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, participants will be withdrawn from the current offering period following their purchase of shares on the purchase date and will be automatically re-enrolled in a new offering period. Participants may end their participation at any time during an offering period, and will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.

   A participant may not transfer rights granted under our employee stock purchase plan other than by will, the laws of descent and distribution or as otherwise provided under the plan.

   In the event of our merger with or into another corporation or a sale of all or substantially all of our assets, a successor corporation may assume or substitute each outstanding option. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened, and a new exercise date will be set.

   Our plan will terminate in 2010. However, our board of directors has the authority to amend or terminate our plan, except that, subject to certain exceptions described in the plan, no such action may adversely affect any outstanding rights to purchase stock under our plan.

2000 Director Option Plan

   Our board of directors adopted the 2000 Director Option Plan in January 2000 and our stockholders initially approved the Director Plan in 2000. The Director Plan provides for the periodic grant of nonstatutory stock options to non-employee directors. As of January 2000, a total of 500,000 shares were reserved for issuance under the Director Plan, none of which were subject to outstanding options as of this date. The number of shares reserved for issuance under our Director Plan will increase annually on January 1st of each calendar year, effective beginning in 2001, by an increase equal to that number of shares granted pursuant to options under the Director Plan in the prior fiscal year or a lesser amount determined by the board of directors.

   All grants of options to our non-employee directors under the Director Plan are automatic. We will grant each non-employee director an option to purchase 60,000 shares upon the date when such person first becomes a non-employee director (except for those directors who became non-employee directors by ceasing to be employee directors).

   All non-employee directors receive an option to purchase 60,000 shares on the date that such person first becomes a non-employee director. All options granted under our Director Plan have a term of ten years and an exercise price equal to fair market value on the date of grant. Each option becomes exercisable as to 1/48th of the shares subject to the option on each monthly anniversary of the date of grant, provided the non-employee director remains a director on such dates. After termination as a non-employee director with us, an optionee must exercise an option at the time set forth in his or her option agreement. If termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will remain exercisable for a period of 6 months. However, an option may never be exercised later than the expiration of its term. A non-employee director may not transfer options granted under our Director Plan other than by will or the laws of descent and distribution. Only the non-employee director may exercise the option during his or her lifetime.

   In the event of our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation will assume or substitute each option. If such assumption or substitution occurs, the options will continue to be exercisable according to the same terms as before the merger or sale of assets. Following such assumption or substitution, if a non-employee director is terminated other than by voluntary resignation, the option will become fully exercisable and generally will remain exercisable for a period of 3 months. If the outstanding options are not assumed or substituted for, our board of directors will notify each non-employee director that he or she has the right to exercise the option as to all shares subject to the option for a period of 90 days following the date of the notice. The option will terminate upon the expiration of the 90-day period.

   Unless terminated sooner, our Director Plan will automatically terminate in 2010. Our board of directors has the authority to amend, alter, suspend, or discontinue the Director Plan, but no such action may adversely affect any grant made under the Director Plan.

401(k) Plan

   Our employee savings and retirement plan is qualified under Section 401 of the Internal Revenue Code. Our employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and have the amount of such reduction contributed to the 401(k) plan. We may make matching or additional contributions to the 401(k) plan in amounts to be determined annually by our board of directors.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   The following is a description of transactions since inception in March 1998, to which we have been a party, in which the amount involved in the transaction exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our capital stock had or will have a direct or indirect material interest other than compensation arrangements which are otherwise required to be described under "Management."

   Series A Preferred Stock. On April 16, 1998, we sold 1,333,333 shares of series A preferred stock at a per share price of $1.20. The sale of the series A preferred stock included, among others, the sale of 1,250,000 shares of series A preferred stock to Crosspoint Venture Partners 1997, a holder of more than 5% of our common stock. Upon the closing of this offering, each share of series A preferred stock will automatically convert into three shares of common stock.

   Series B Preferred Stock. On June 8, 1998 and July 21, 1998, we sold an aggregate of 3,248,904 shares of series B preferred stock at a per share price of $1.65. Upon the closing of this offering, each share of series B preferred stock will automatically convert into three shares of common stock. The purchasers of the series B preferred stock, included, among others:

                                                          Shares of
                                                          Series B  As Converted
                                                          Preferred  Shares of
     Purchaser                                              Stock   Common Stock
     ---------                                            --------- ------------
     Accel Partners...................................... 1,787,943  5,363,829
     Crosspoint Venture Partners 1997....................   696,995  2,090,985
     Media Technology Ventures...........................   666,690  2,000,070

   Series C Preferred Stock. On February 3, 1999, we sold 3,591,816 shares of series C preferred stock at a per share price of $3.42. Upon the closing of this offering, each share of series C preferred stock will automatically convert into three shares of common stock. The purchasers of the series C preferred stock, included, among others:

                                                          Shares of
                                                          Series C  As Converted
                                                          Preferred  Shares of
     Purchaser                                              Stock   Common Stock
     ---------                                            --------- ------------
     Intel Corporation...................................  877,194   2,631,582
     Crosspoint Venture Partners 1997....................  621,200   1,863,600
     Accel Partners......................................  570,454   1,711,362
     Media Technology Ventures...........................  212,712     638,136
     Peter Desnoes.......................................   80,000     240,000
     Michael Bowles......................................   29,240      87,720
     Chris Dier..........................................    8,772      26,316

   Series D Preferred Stock. On October 14, 1999, we sold 7,072,732 shares of series D preferred stock at a per share price of $5.96. Upon the closing of this offering, each share of series D preferred stock will automatically convert into three shares of common stock. The purchasers of the series D preferred stock, included, among others:

                                                          Shares of
                                                          Series C  As Converted
                                                          Preferred  Shares of
     Purchaser                                              Stock   Common Stock
     ---------                                            --------- ------------
     Intel Corporation................................... 1,639,584  4,918,752
     Microsoft Corporation............................... 1,677,852  5,033,556
     Accel Partners...................................... 1,090,604  3,271,812
     Crosspoint Venture Partners 1997.................... 1,090,604  3,271,812
     Media Technology Ventures...........................   385,906  1,157,718
     Peter Desnoes IRA...................................    10,906     32,718
     Leonard Grossi......................................     8,400     25,200
     Frederic Seegal.....................................     8,389     25,167
     Chris Dier..........................................     2,000      6,000
     Tom Gillis..........................................     2,000      6,000
     David Strehlow......................................     2,000      6,000
     Robert Davis........................................     2,000      6,000

   Series D Warrant. On October 14, 1999, we granted a warrant to Microsoft to purchase 218,120 shares of our series D preferred stock at an exercise price of $5.96 per share. By virtue of the fact that at the completion of this offering each share of series D preferred stock will convert into three shares of common stock, at the completion of this offering, the Microsoft warrant will be exercisable for 654,360 shares of common stock at $1.99 per share.

   Common Stock. On March 23, 1998, we sold 5,545,875 shares of common stock at a per share price of $.00033 to our three founders. Our founders include Robert Wilmott, who is currently serving as one of our directors. The Wilmott Living Trust, for which Mr. Wilmott and his spouse serve as trustees, purchased 1,992,150 shares of common stock. Of these shares, 75% are subject to our right of repurchase which lapses as to 1.5625% of the shares after each month Mr. Wilmott continues to serve as our employee or consultant. In connection with the formation of our company, Mr. Wilmott entered into a consulting agreement pursuant to which he agreed to spend at least one day a week providing certain business development services as requested from time to time by us.

   Michael Bowles, another of our founders and our former Chief Executive Officer and a director, purchased 2,988,225 shares of common stock. Of these shares, 75% were subject to our right of repurchase which lapsed as to 1.5625% of the shares after each month. Mr. Bowles continued to serve as our employee or consultant. In connection with Mr. Bowles' departure from our company in September 1999, our repurchase right lapsed with respect to Mr. Bowles' shares of common stock. See "--Employment Agreements."

   Option Grants to Certain Directors. In September 1999, we granted Mr. Seegal options to purchase 180,000 shares of common stock at an exercise price of $0.20 per share. These options were granted under our 1998 stock plan. Of these, 156,000 shares of common stock subject to options vest over a four year period with 25% of the shares subject to option vesting 12 months from the date of grant and the remaining shares vesting ratably monthly after that date so long as Mr. Seegal continues to serve as our director. The remaining 24,000 shares subject to option vest over one year with 25% of the shares vesting each four month period from the date of grant so long as Mr. Seegal continues to serve as our director.

   In July 1998, we granted Mr. Desnoes an option to purchase 81,000 shares of common stock at an exercise price of $0.055 per share. This option was granted under our 1998 Stock Plan. The shares underlying this option were immediately vested.

   Microsoft Relationship. We entered into a strategic alliance with Microsoft, effective as of September 20, 1999, to improve the delivery of streaming media over the Internet. Under the Agreement, Microsoft recommends us as a critical service provider for the delivery of broadband streaming media and we have engaged in cooperative sales efforts to promote Windows Media Technology (WMT). Additionally, for the term of the alliance we have agreed to provide six months of our services to each content provider that is a participant in Microsoft's broadband streaming initiative, provide that the value of these services to each participant does not exceed $200,000. Our strategic alliance with Microsoft will extend through September 2002. Microsoft has agreed to pay us $500,000 through April 15, 2000, all of which Microsoft may use to purchase our services either for itself or on behalf of other Internet content providers. Microsoft's obligations under the strategic alliance are conditioned upon the performance of our obligations under the strategic alliance and our meeting certain performance criteria for our services.

   Agreement with Brewer Consulting. In connection with the hiring of David Brewer, our Vice President of Operations, we agreed to purchase at least $2.0 million of services from Brewer Consulting Networks, a company controlled by Mr. Brewer, beginning January 1, 2000. Our obligation to purchase these services from Brewer Consulting Networks is contingent on Mr. Brewer relinquishing operational or ownership control of Brewer Consulting Networks. We paid Brewer Consulting Networks an aggregate of $702,395 for services provided in 1999.

Indemnification

   We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. See "Management -- Limitations on Directors' Liability and Indemnification."

Conflict of Interest Policy

   We believe that all transactions with affiliates described above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. Our policy is to require that a majority of the independent and disinterested outside directors on our board of directors approve all future transactions between us and our officers, directors, principal stockholders and their affiliates. These transactions will continue to be on terms no less favorable to us than we could obtain from unaffiliated third parties.

                            PRINCIPAL STOCKHOLDERS

   The following table sets forth the beneficial ownership of our common stock as of December 31, 1999 (assuming conversion of all outstanding shares of preferred stock into common stock upon the closing of this offering and as adjusted to reflect the sale of the shares offered by this prospectus) by:

  . each person who is known by us to beneficially own more than 5% of our common stock;

  .  each of the named executives and each of our directors; and

  .  all of our officers and directors as a group.

   Percentage of ownership is based on 58,181,967 shares outstanding as of December 31, 1999, assuming conversion of the preferred stock, and shares outstanding after this offering, assuming no exercise of the underwriters' over-allotment options. Beneficial ownership is calculated based on SEC requirements. All shares of the common stock subject to options currently exercisable or exercisable within 60 days after December 31, 1999 are deemed to be outstanding for the purpose of computing the percentage of ownership of the person holding such options, but are not deemed to be outstanding for computing the percentage of ownership of any other person. Unless otherwise indicated below, each stockholder named in the table has sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws. Unless otherwise indicated in the table, the address of each individual listed in the table is iBEAM Broadcasting Corporation, 645 Almanor Avenue, Suite 100, Sunnyvale, CA 94086.

                                     Number of        Percentage of Shares
                                     Shares of         Beneficially Owned
                                    Beneficially ------------------------------
   Name of Beneficial Owner (1)        Owned     Before Offering After Offering
   ----------------------------     ------------ --------------- --------------
5% Stockholders:
Crosspoint Venture Partners 1997..   10,976,397       18.9%
 2925 Woodside Road
 Woodside, CA 94062
Accel Partners (2)................   10,347,003       17.8
 One Palmer Square
 Princeton, NJ 08542
Intel Corporation.................    7,550,334       13.0
 2200 Mission College Blvd.
 Santa Clara, CA 95052-8119
Microsoft Corporation (3).........    5,687,918        9.7
 One Microsoft Way
 Redmond, WA 98052-6399
Media Technology Ventures, L.P.
 (4)..............................    3,795,924        6.5
 One First Street
 Los Altos, CA 94022

Executive Officers and Directors:
Peter Desnoes (5).................    1,793,718        3.1
Chris Dier (6)....................      532,116          *
Tom Gillis (7)....................      285,000          *
Nils Lahr (8).....................      334,500          *
Jeremy Zullo (9)..................      303,000          *
Barry Baker.......................           --         --
Frederic Seegal (10)..............      205,167          *
Robert Wilmot (11)................    1,992,150        3.4
Richard Shapero (12)..............   10,976,397       18.9
Peter Wagner (13).................   10,347,003       17.8
All executive officers and
 directors as a group (15
 persons). (14)...................   28,332,351       47.4

--------
 *  Represents less than 1% of our outstanding common stock.

 (1) Michael Bowles, one of our founders who served as our Chief Executive Officer until January 1999 and as Chairman of our Board of Directors until September 1999, beneficially owns 3,075,945 shares of our common
     stock which represents     % of our outstanding common stock after this
     offering.

 (2) Includes 1,076,088 shares held by Accel Internet Fund II L.P., 713,943 shares held by Accel Investors '98 L.P., 134,508 shares held by Accel Keiretsu VI L.P. and 8,422,464 shares held by Accel VI L.P.

 (3) Includes 654,360 shares issuable upon exercise of a warrant, which was exercisable within 60 days of December 31, 1999.

 (4) Includes 228,717 shares held by Media Technology Entrepreneurs Fund, L.P., 205,365 shares held by Media Technology Ventures Entrepreneurs Fund, L.P. and 3,361,842 shares held by Media Technology Ventures L.P.

 (5) Includes 32,718 shares held by Peter Desnoes, IRA for which the Guarantee & Trust Company is trustee. Includes 1,440,000 share subject to our right of repurchase as of December 31, 1999, which lapses over time.

 (6) Includes 124,800 shares subject to options, all of which were exercisable within 60 days of December 31, 1999. Includes 402,300 shares subject to our right of repurchase as of December 31, 1999, which lapses over time.

 (7) Includes 120,000 shares subject to options, all of which were exercisable within 60 days of December 31, 1999. Includes 241,000 shares subject to our right of repurchase as of December 31, 1999, which lapses over time.

 (8) Includes 167,100 shares subject to options, all of which were exercisable within 60 days of December 31, 1999. Includes 298,000 shares subject to our right of repurchase as of December 31, 1999, which lapses over time.

 (9) All of these shares are subject to options and immediately exercisable. Includes 257,000 shares subject to our right of repurchase as of December 31, 1999, which lapses over time.

(10) Includes 48,000 shares subject to options, all of which were exercisable within 60 days of December 31, 1999. Of these shares, 180,000 are subject to our right of repurchase as of December 31, 1999, which lapses over time.

(11) All of these shares are held in the name of the Wilmot Living Trust, of which Mr. Wilmot and his spouse are trustees. Includes 840,438 shares subject to our right of repurchase as of December 31, 1999, which lapses over time.

(12) All of these shares are held by Crosspoint Venture Partners 1997. Mr. Shapero is a general partner of Crosspoint Venture Partners 1997 and is one of our directors. Mr. Shapero disclaims beneficial ownership of shares held by this entity, except to the extent of his proportional partnership interest in Crosspoint Venture Partners 1997.

(13) All of these shares are held by entities affiliated with Accel Partners (as described in footnote 2). Mr. Wagner is a general partner of Accel Partners and is one of our directors. Mr. Wagner disclaims beneficial ownership of shares held by these entities, except to the extent of his proportional interest arising from his partnership interest in Accel Partners.

(14) Includes 1,639,500 shares subject to options, all of which were exercisable within 60 days of December 31, 1999.

                         DESCRIPTION OF CAPITAL STOCK

   Upon the closing of this offering, we will be authorized to issue 300,000,000 shares of common stock, $.0001 par value per share, and 10,000,000 shares of undesignated preferred stock, $.0001 par value per share. The following description of our capital stock does not purport to be complete and is subject to and qualified by our certificate of incorporation and bylaws, which are included as exhibits to the Registration Statement of which this prospectus forms a part, and by the provisions of applicable Delaware law.

Common Stock

   As of December 31, 1999, there were 58,181,967 shares of common stock outstanding, assuming the conversion of all outstanding shares of preferred stock into common stock, which were held of record by approximately stockholders.

   The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. See "Dividend Policy." In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon the closing of this offering will be fully paid and nonassessable.

Preferred Stock

   The board of directors has the authority, without action by our stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, any or all of which may be greater than the rights of the common stock. The effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock and delaying or preventing a change in control of iBEAM without further action by the stockholders. We have no present plans to issue any shares of preferred stock.

Warrants

   As of December 31, 1999, there were warrants outstanding to purchase a total of 1,025,676 shares of common stock, as converted. All of these warrants will remain outstanding after the completion of this offering. Of these, warrants to purchase 371,316 shares of common stock will expire three years from the date of this prospectus unless earlier exercised, of which 81,819 shares are exercisable at an exercise price of $0.55 per share, 194,805 shares are exercisable at an exercise price of $0.77 per share, 19,188 shares are exercisable at an exercise price of $1.56 per share and 75,504 shares are exercisable at an exercise price of $1.99 per share. The remaining warrant to purchase 654,360 shares of common stock expires four years from the completion of this offering unless earlier exercised and has an exercise price of $5.96 per share.

Registration Rights

   After this offering, the holders of approximately 45,740,355 shares of common stock and the holders of warrants to purchase approximately 654,360 shares of common stock will be entitled to rights with respect to the registration of these shares under the Securities Act. These holders are entitled to demand registration rights pursuant to which they may require us on up to two occasions to file a registration statement under the Securities Act at our expense. We are required to use all reasonable efforts to effect this registration. These registration rights are subject to the right of the underwriters of an offering to limit the number of shares included in such registration. They are also subject to our right not to effect a requested registration within 180 days following an offering of our securities pursuant to a registration statement in connection with an underwritten public offering, including this offering, or if we believe that a registration at that time would be seriously detrimental to us. Additionally, if we propose to register any of our securities under the Securities Act, either for our account or the account of other security holders exercising registration rights, these holders are entitled to notice of such registration and are entitled to include some or all of their shares of common stock in the registration. These registration rights are also subject to the right of the underwriters of an offering to limit the number of shares included in the registration. Further, holders may require us to file registration statements on Form S-3 at our expense. These registration rights are subject to our right not to effect a requested registration if it would be seriously detrimental to us to file an S-3 registration statement at that time.

Delaware Law and Certain Provisions of Our Certificate of Incorporation and
Bylaws

   Certain provisions of Delaware law and our certificate of incorporation and bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise and the removal of incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

   We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless, with exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including the discouragement of attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

   Our certificate of incorporation and bylaws require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, special meetings of our stockholders may be called only by the board of directors or certain of our officers. Our certificate of incorporation and bylaws also provide that, beginning upon the closing of this offering, our board of directors will be divided into three classes, with each class serving staggered three-year terms. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of iBEAM.

Shareholder Agreements

   Microsoft, Sony and Covad have each agreed not to acquire more than 15% of our voting stock at any time before October 2004 without our permission.

   Each of Microsoft, Sony, Covad and Liberty Media, which in the aggregate
will own    % of our common stock upon the closing of this offering, have agreed to vote their securities as directed by our Board of Directors, in any merger in which more than 50% of our voting power is transferred or in a sale of substantially all of our assets. This obligation lapses for each of these companies if and when it owns less than 5% of our voting power.

Transfer Agent and Registrar

   The transfer agent and registrar for the common stock is          .

                        SHARES ELIGIBLE FOR FUTURE SALE

   Immediately prior to this offering, there was no public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect the market price of our common stock.

   Upon completion of this offering, we will have outstanding           shares
of common stock, assuming the issuance of           shares of common stock
offered by us and no exercise of options outstanding after December 31, 1999.
Of the           shares sold in this offering          shares will be freely
tradable without restriction or further registration under the Securities Act, except for shares purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. Shares purchased by affiliates would be subject to the limitations and restrictions that are described below.

   The remaining            shares of common stock held by existing
stockholders were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. All these shares and
approximately            shares purchased in this offering, will be subject to
lock-up agreements, described below, on the date of this prospectus. Upon
expiration of the lock-up agreements,            shares sold in the offering
will become eligible for sale,            shares will become eligible for sale
pursuant to Rule 144(k),            shares will become eligible for sale under
Rule 144, and            shares will become eligible for sale under Rule 701.

                            Approximate
                             Number of
                          Shares Eligible
Relevant Dates            for Future Sale                Comment
--------------            --------------- --------------------------------------
On the date of this                       Freely tradable shares sold in
 prospectus..............                 this offering
180 days after the date                   All shares subject to lock-up
 of this prospectus......                 agreements released; shares saleable
                                          under Rules 144, 144(k) and 701
January   , 2001.........                 Shares saleable under Rule 144

Rule 144

   In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

  . 1% of the number of shares of common stock then outstanding, which will
    equal approximately            shares immediately after this offering, or

  . the average weekly trading volume of the common stock on the Nasdaq
    National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

   Sales under Rule 144 are also subject to other requirements regarding the manner of sale, notice filing and the availability of current public information about us.

Rule 144(k)

   Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

Rule 701

   In general, under Rule 701, any of our employees, directors, officers, consultants, or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period requirements or other restrictions contained in Rule 701.

   The Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than "affiliates," as defined in Rule 144, subject only to the manner of sale provisions of Rule 144 and by "affiliates" under Rule 144 without compliance with its one-year minimum holding period requirement.

Registration Rights

   Beginning six months after the date of this offering, the holders of approximately 45,740,355 shares of common stock and the holders of warrants to purchase approximately 654,360 shares of common stock will be entitled to certain rights with respect to the registration of these shares for sale in the public market. See "Description of Capital Stock--Registration Rights." Registration of these shares under the Securities Act would result in these shares becoming freely tradeable in the public market without restriction.

Stock Options

   As of December 31, 1999, there were a total of 6,857,817 shares of common stock subject to outstanding options under our 1998 Stock Plan, all of which are immediately exercisable, subject to lock-up agreements similar to those described below. Immediately after the completion of the offering, we intend to file registration statements on Form S-8 under the Securities Act to register all of the shares of common stock issued or reserved for future issuance under our 1998 Stock Plan, 2000 Stock Plan, 2000 Director Stock Option Plan, and 2000 Employee Stock Purchase Plan. After the effective dates of these registration statements, shares purchased upon exercise of options granted under the 1998 Stock Plan, 2000 Stock Plan, 2000 Director Stock Plan and 2000 Employee Stock Purchase Plan will be available for resale in the public market.

Lock-up Agreements

   All of our officers and directors and substantially all of our stockholders, have agreed, subject to limited exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock for a period ending 180 days after the date of this prospectus, without the prior written consent of Morgan Stanley & Co. Incorporated.

   Morgan Stanley & Co. Incorporated may in its sole discretion choose to release any or all of these shares from these restrictions prior to the expiration of the lock-up period.

                                 UNDERWRITERS

   Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Bear, Stearns & Co. Inc., Donaldson, Lufkin & Jenrette Securities Corporation and FleetBoston Robertson Stephens Inc. are acting as representatives, have severally agreed to purchase, and iBEAM has agreed to sell to them, severally, the number of shares indicated below:

                                                                       Number of
   Name                                                                 Shares
   ----                                                                ---------
   Morgan Stanley & Co. Incorporated..................................
   Bear, Stearns & Co. Inc. ..........................................
   Donaldson, Lufkin & Jenrette Securities Corporation................
   FleetBoston Robertson Stephens Inc. ...............................

                                                                       ---------
   Total..............................................................
                                                                       =========

   The underwriters are offering the shares of common stock subject to their acceptance of the shares from iBEAM and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

   The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents
a concession not in excess of $     a share under the public offering price.
Any underwriter may allow, and such dealers may reallow, a concession not in
excess of $      a share to other underwriters or to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

   iBEAM has granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering overallotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table. If the underwriters' option is exercised in full, the total price to the public would
be $    , the total underwriters' discounts and commissions would be $
and total proceeds to iBEAM would be $     .

   The underwriters have informed iBEAM that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

   Application has been made for quotation on the Nasdaq National Market under the symbol "IBEM".

   Each of iBEAM and the directors, executive officers and certain other stockholders of iBEAM has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, it will not, during the period ending 180 days after the date of this prospectus:

  . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

  . enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock.

whether any transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to:


  .  the sale of shares to the underwriters;

  . the issuance by iBEAM of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing; or

  . transactions by any person other than iBEAM relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares.

   In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the common stock for their own account. In addition, to cover over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

   iBEAM and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

   At the request of iBEAM, the underwriters have reserved for sale, at the
initial offering price, up to        shares offered hereby for directors,
officers, employees, business associates, and related persons of iBEAM. The shares of common stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby.

   Prior to this offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiations between iBEAM and the representatives. Among the factors to be considered in determining the initial public offering price will be the future prospects of iBEAM and its industry in general, revenues, operating results and certain other financial operating information of iBEAM in recent periods, and the price-earnings ratios, price-revenues ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of iBEAM. The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

   The validity of the common stock offered by this prospectus will be passed upon for iBEAM by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. An investment partnership composed of current and former members of and persons associated with Wilson Sonsini Goodrich & Rosati, Professional Corporation, beneficially owns 25,167 shares of our common stock. Davis Polk & Wardwell, Menlo Park, California, is representing the underwriters in connection with this offering.

                                    EXPERTS

   The financial statements as of December 31, 1998 and 1999 and for the period from March 20, 1998 (inception) to December 31, 1998 and 1999 and for the year ended December 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act in connection with this offering. This prospectus does not contain all of the information in the registration statement and the accompanying exhibits and schedules. For further information with respect to our company and our common stock, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete. In each instance, we refer you to the copy of such contract or document filed as an exhibit to the registration statement, and each such statement is qualified in all respects by such reference. The registration statement, including the accompanying exhibits and schedules, may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of these materials may be obtained from the public reference section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's website is www.sec.gov.

   Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and will file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the regional offices, public reference facilities and website of the Commission referred to above.

                         iBEAM BROADCASTING CORPORATION
                         (a development stage company)

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Report of Independent Accountants.......................................... F-2
Balance Sheets............................................................. F-3
Statements of Operations................................................... F-4
Statements of Stockholders' Equity......................................... F-5
Statements of Cash Flows................................................... F-6
Notes to Financial Statements.............................................. F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of iBEAM Broadcasting Corporation

   In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of iBEAM Broadcasting Corporation (a development stage company) as of December 31, 1998 and 1999 and the results of its operations and its cash flows for the period from March 20, 1998 (inception) to December 31, 1998 and 1999 and for the year ended
December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

San Jose, California
January 28, 2000
                         iBEAM BROADCASTING CORPORATION
                         (a development stage company)

                                 BALANCE SHEETS
                    (in thousands, except per share amounts)

                                                                    Pro Forma
                                                                  Stockholders'
                                                 December 31,       Equity at
                                               -----------------  December 31,
                                                1998      1999        1999
                                               -------  --------  -------------
                                                                   (unaudited)
                    ASSETS
Current assets:
 Cash and cash equivalents.................... $ 2,198  $ 24,863
 Short-term investments.......................      --     4,977
 Accounts receivable..........................      --        70
 Prepaid expenses and other current assets....     125       796
                                               -------  --------
  Total current assets........................   2,323    30,706
Property and equipment, net...................   1,477    12,912
Other assets..................................     407     1,123
                                               -------  --------
                                               $ 4,207  $ 44,741
                                               =======  ========

     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable............................. $   815  $  3,055
 Accrued liabilities..........................     437       879
 Deferred revenue.............................      --       448
 Current portion of capital lease
  obligations.................................      --     1,573
                                               -------  --------
  Total current liabilities...................   1,252     5,955

Capital lease obligations, net of current
 portion......................................      --     3,627
                                               -------  --------
  Total liabilities...........................   1,252     9,582
                                               -------  --------

Commitments and contingencies (Note 6)

Stockholders' equity:
 Convertible preferred stock, $0.0001 par
  value; 20,000 shares authorized; 4,582,
  15,247, and no (unaudited) shares issued and
  outstanding (aggregate liquidation value at
  December 31, 1999 of $61,398)...............   6,905    61,192    $     --
 Common stock, $0.0001 par value; 40,000
  shares authorized; 7,137, 12,442 and 58,182
  (unaudited) shares issued and outstanding...       1         1           6
 Additional paid-in capital...................     853    21,054      82,241
 Unearned stock-based compensation............    (577)  (12,893)    (12,893)
 Deficit accumulated during development
  stage.......................................  (4,227)  (34,195)    (34,195)
                                               -------  --------    --------
  Total stockholders' equity..................   2,955    35,159    $ 35,159
                                               -------  --------    ========
                                               $ 4,207  $ 44,741
                                               =======  ========

   The accompanying notes are an integral part of these financial statements.

                         iBEAM BROADCASTING CORPORATION
                         (a development stage company)

                            STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                                      Period from                 Period from
                                     March 20, 1998              March 20, 1998
                                     (Inception) to  Year Ended  (Inception) to
                                      December 31,  December 31,  December 31,
                                          1998          1999          1999
                                     -------------- ------------ --------------
Revenue............................     $    --       $    149      $    149
                                        -------       --------      --------
Operating costs and expenses:
 Cost of services..................          --          7,488         7,488
 Engineering and development.......       1,449          4,202         5,651
 Sales and marketing...............       1,780          9,759        11,539
 General and administrative........       1,084          3,475         4,559
 Amortization of stock-based
  compensation.....................          39          5,393         5,432
                                        -------       --------      --------
  Total operating costs and
   expenses........................       4,352         30,317        34,669
                                        -------       --------      --------
Loss from operations...............      (4,352)       (30,168)      (34,520)
Interest income....................         125            579           704
Loss on disposal of assets.........          --           (199)         (199)
Interest expense...................          --           (180)         (180)
                                        -------       --------      --------
Net loss...........................     $(4,227)      $(29,968)     $(34,195)
                                        =======       ========      ========
Net loss per share--basic and
 diluted...........................     $ (0.78)      $  (4.74)
                                        =======       ========
Weighted average common shares
 outstanding.......................       5,438          6,320
                                        =======       ========
Pro forma net loss per share--basic
 and diluted (unaudited)...........                   $  (0.87)
                                                      ========
Weighted average common shares
 outstanding (unaudited)...........                     34,431
                                                      ========


   The accompanying notes are an integral part of these financial statements.

                        iBEAM BROADCASTING CORPORATION
                         (a development stage company)

                      STATEMENTS OF STOCKHOLDERS' EQUITY
                   (in thousands, except per share amounts)

                           Convertible                                           Deficit
                            Preferred                                          Accumulated
                              Stock      Common Stock  Additional   Unearned     During        Total
                          -------------- -------------  Paid-in   Stock-based  Development Stockholders'
                          Shares Amount  Shares Amount  Capital   Compensation    Stage       Equity
                          ------ ------- ------ ------ ---------- ------------ ----------- -------------
Balance at March 20,
1998 (Inception)
Issuance of common stock
in March 1998...........      -- $    --  5,546  $ 1    $     1     $     --    $     --      $     2
Issuance of series A
convertible preferred
stock at $1.20 per
share, less issuance
costs of $33, in April
1998....................   1,333   1,567     --   --         --           --          --        1,567
Issuance of series B
convertible preferred
stock at $1.65 per
share, less issuance
costs of $22, in June
and July 1998...........   3,249   5,338     --   --         --           --          --        5,338
Exercise of employee
stock options...........      --      --  1,591   --         17           --          --           17
Issuance of warrants in
connection with capital
leases (Note 7).........      --      --     --   --        219           --          --          219
Unearned stock-based
compensation, net.......      --      --     --   --        616         (577)         --           39
Net loss................      --      --     --   --         --           --      (4,227)      (4,227)
                          ------ ------- ------  ---    -------     --------    --------      -------
Balance at December 31,
1998                       4,582   6,905  7,137    1        853         (577)     (4,227)       2,955
Issuance of series C
convertible preferred
stock at $3.42 per
share, less issuance
costs of $83, in
February 1999...........   3,592  12,201     --   --         --           --          --       12,201
Issuance of series D
convertible preferred
stock at $5.96 per
share, less issuance
costs of $67, in October
1999....................   7,073  42,086     --   --         --           --          --       42,086
Exercise of employee
stock options, net......      --      --  5,074   --        686           --          --          686
Issuance of common stock
for services rendered...      --      --    231   --        232           --          --          232
Issuance of warrants in
connection with capital
leases (Note 7).........      --      --     --   --        574           --          --          574
Issuance of warrant to
an investor in October
1999 (Note 7)...........      --      --     --   --      1,000           --          --        1,000
Unearned stock-based
compensation, net.......      --      --     --   --     17,709      (12,316)         --        5,393
Net loss................      --      --     --   --         --           --     (29,968)     (29,968)
                          ------ ------- ------  ---    -------     --------    --------      -------
Balance at December 31,
1999                      15,247 $61,192 12,442  $ 1    $21,054     $(12,893)   $(34,195)     $35,159
                          ====== ======= ======  ===    =======     ========    ========      =======

  The accompanying notes are an integral part of these financial statements.

                         iBEAM BROADCASTING CORPORATION
                         (a development stage company)

                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                       Period from                 Period from
                                      March 20, 1998              March 20, 1998
                                      (Inception) to  Year Ended  (Inception) to
                                       December 31,  December 31,  December 31,
                                           1998          1999          1999
                                      -------------- ------------ --------------
Cash flows from operating
 activities:
 Net loss...........................     $(4,227)      $(29,968)     $(34,195)
 Adjustments to reconcile net loss
  to net cash used in operating
  activities:
   Depreciation and amortization....          65          1,707         1,772
   Loss on disposal of assets.......          --            199           199
   Amortization of stock-based
    compensation....................          39          5,393         5,432
   Issuance of common stock for
    services........................          --            232           232
   Issuance of warrant..............          --          1,000         1,000
   Changes in assets and
    liabilities:
    Accounts receivable.............          --            (70)          (70)
    Prepaid expenses and other
     assets.........................        (313)          (813)       (1,126)
    Accounts payable................         815          2,240         3,055
    Accrued liabilities.............         437            442           879
    Deferred revenue................          --            448           448
                                         -------       --------      --------
     Net cash used in operating
      activities....................      (3,184)       (19,190)      (22,374)
                                         -------       --------      --------
Cash flows from investing
 activities:
 Purchase of property and
  equipment.........................      (1,542)        (7,491)       (9,033)
 Purchase of investments............          --         (4,977)       (4,977)
                                         -------       --------      --------
     Net cash used in investing
      activities....................      (1,542)       (12,468)      (14,010)
                                         -------       --------      --------
Cash flows from financing
 activities:
 Issuance of convertible preferred
  stock.............................       6,905         54,287        61,192
 Issuance of common stock...........          19            686           705
 Payment of capital lease
  obligations.......................          --           (650)         (650)
                                         -------       --------      --------
     Net cash provided by financing
      activities....................       6,924         54,323        61,247
                                         -------       --------      --------
Net increase in cash and cash
 equivalents........................       2,198         22,665        24,863
Cash and cash equivalents at
 beginning of period................          --          2,198            --
                                         -------       --------      --------
Cash and cash equivalents at end of
 period.............................     $ 2,198       $ 24,863      $ 24,863
                                         =======       ========      ========
Supplemental non-cash investing and
 financing activities:
 Property and equipment purchased
  under capital lease obligations...     $    --       $  5,850      $  5,850
                                         =======       ========      ========
 Issuance of warrants in connection
  with equipment lease line.........     $   219       $    574      $    793
                                         =======       ========      ========
Supplemental cash flows disclosures:
 Cash paid for interest.............     $    --       $    140      $    140
                                         =======       ========      ========

   The accompanying notes are an integral part of these financial statements.

                        iBEAM BROADCASTING CORPORATION
                         (a development stage company)

                         NOTES TO FINANCIAL STATEMENTS

1. The Company

   iBEAM Broadcasting Corporation (the "Company"), formerly Bowles, Inc., was incorporated on March 20, 1998 in Delaware. iBEAM provides an Internet broadcast network that enables content providers to broadcast content over the Internet. The network uses point-to-multipoint satellite broadcasting of Internet content to intelligent iBEAM servers located at the edge of Internet, which is the Internet access point closest to the end user.

   The Company is in the development stage, devoting substantially all of its efforts to product development and raising capital financing. The Company has funded its operating losses since inception through capital lease obligations and the sale of equity securities. Management's plans for funding operations includes generating revenue while controlling costs, the sale of equity securities and the utilization of equipment lease lines (see Note 5). The Company's failure to sell its services or to raise sufficient capital would unfavorably impact the Company.

2. Significant Accounting Policies

   Use of estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Stock split and increase shares authorized

   The Company's Board of Directors authorized a 3-for-1 stock split of the Company's common stock in January 2000. All common share and per share information in these financial statements have been retroactively adjusted to reflect this stock split. As a result of the split, the conversion rate of convertible preferred stock into common stock automatically adjusts from 1:1 to 1:3 (see Note 7) and has been retroactively adjusted in these financial statements.

   Risks and uncertainties

   The Company is subject to all of the risks inherent in an early stage company conducting electronic services over the Internet. These risks include, but are not limited to, a limited operating history, limited management resources, dependence upon consumer acceptance of the Internet and the changing nature of the electronic broadcasting industry. The Company's operating results may be materially affected by the foregoing factors.

   Cash, cash equivalents, restricted cash and investments

   The Company considers all highly liquid investments purchased with original or remaining maturities of three months or less at the date of purchase to be cash equivalents. Restricted cash of $107,000 consists of a certificate of deposit held as collateral against the Company's corporate credit cards and is included in other assets.

   The Company classifies all short-term investments as available-for-sale in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The Company's short-term investments are invested in high-grade corporate securities and
                        iBEAM BROADCASTING CORPORATION
                         (a development stage company)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)

government bonds maturing approximately twelve months or less from the date of purchase. At December 31, 1999, these investments are carried at cost, which approximates fair value. Material unrealized gains or losses, if any, are reported in stockholders' equity and included in other comprehensive income. The cost of securities sold is based on the specific identification method. For the year ended December 31, 1999, realized gains and losses on available-for-sale securities were immaterial.

   Fair value of financial instruments

   The reported amounts of certain of the Company's financial instruments, including cash and cash equivalents, short-term investments, accounts receivable, accounts payable and accrued liabilities approximate fair value due to their short maturities.

   Concentration of credit risk

   Cash and cash equivalents are deposited in large domestic financial institutions that management believes are creditworthy. With respect to accounts receivable, the Company's customer base is dispersed across many geographic areas primarily within the United States. The Company performs ongoing credit evaluations of its customers financial condition, generally requires no collateral from its customers, and establishes allowances for bad debt as warranted.

   Property and equipment

   Property and equipment are stated at cost. Depreciation is generally computed using the straight-line method over the estimated useful lives of the assets as follows:

   Network equipment, computers, software and              3 years
    other equipment.............................
   Furniture and fixtures.......................          5-7 years
   Leasehold improvements....................... Shorter of the lease term or the estimated useful life

   Long-lived assets

   The Company evaluates the recoverability of its long-lived assets in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," which requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets.

   Revenue recognition

   The Company derives revenue from the sale of its service under contracts with terms typically ranging from three to twelve months. These contracts may also provide for minimum monthly fees. The Company recognizes revenue as services are performed.

   Engineering and development expense

   Engineering and development costs are expensed as incurred, except for certain software development costs. In January 1999, the Company adopted Statement of Position ("SOP") 98-1, which requires software development costs associated with internal use software to be charged to operations until certain capitalization criteria are met. For the year ended December 31, 1999, software development costs of approximately $800,000 were capitalized and included in property and equipment.

   Advertising expense

   Expenses related to advertising and promotion of products is charged to sales and marketing expense as incurred. Advertising expense for the period from March 20, 1998 (inception) to December 31, 1998 and for the year ended December 31, 1999 was $23,000 and $2,621,000, respectively.

                        iBEAM BROADCASTING CORPORATION
                         (a development stage company)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)

   Stock-based compensation expense

   The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation expense is based on the difference, if any, on the date of grant, between the fair value of the Company's shares and the exercise price of the option. Equity instruments issued to nonemployees are accounted for in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force ("EITF") 96-18.

   Comprehensive income (loss)

   The Company adopted the provisions of SFAS No. 130, "Reporting
Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. There is no difference between net loss and comprehensive loss.

   Net loss per share

   Basic and diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of shares of common stock outstanding during the period. The calculation of diluted net loss per share excludes potential common shares if the effect is antidilutive. Potential common shares are comprised of common stock subject to repurchase rights and incremental shares of common and preferred stock issuable upon the exercise of stock options or warrants and upon conversion of Series A, Series B, Series C and Series D convertible preferred stock (collectively, "Preferred Stock").

   The following table sets forth the computation of basic and diluted net loss per share for the periods indicated (in thousands, except per share amounts):

                                                     Period from
                                                    March 20, 1998
                                                    (Inception) to  Year Ended
                                                     December 31,  December 31,
                                                         1998          1999
                                                    -------------- ------------
Net loss...........................................    $(4,227)      $(29,968)
                                                       =======       ========
Basic and diluted:
 Weighted average common shares outstanding........      6,979         10,642
 Weighted average unvested common shares subject to
  repurchase.......................................     (1,541)        (4,322)
                                                       -------       --------
 Weighted average shares used to compute basic and
  diluted net loss per share.......................      5,438          6,320
                                                       =======       ========
Net loss per share--basic and diluted..............    $ (0.78)      $  (4.74)
                                                       =======       ========

   The following table sets forth potential common shares that are not included in the diluted net loss per share calculation above because to do so would be antidilutive (in thousands):

                                                           December 31,
                                                    ---------------------------
                                                         1998          1999
                                                    -------------- ------------
Convertible preferred stock upon conversion to
 common stock......................................     13,747         45,740
Convertible preferred stock warrants upon
 conversion to common stock........................        277          1,026
Unvested common shares subject to repurchase.......      1,591          5,157
Options to purchase common stock...................      3,278          6,858
                                                       -------       --------
                                                        18,893         58,871
                                                       =======       ========

                        iBEAM BROADCASTING CORPORATION
                         (a development stage company)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)


   Pro forma net loss per share (unaudited)

   Pro forma net loss per share for the year ended December 31, 1999 is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of the Company's Preferred Stock into shares of common stock effective upon the closing of the offering, as if such conversion occurred on January 1, 1999 or at the date of original issuance, if later. The resulting pro forma adjustment includes an increase in the weighted average shares used to compute basic and diluted net loss per share of 28,111,000 shares for the year ended December 31, 1999.

   Pro forma stockholders' equity (unaudited)

   Immediately prior to the effective date of the offering, the Preferred Stock outstanding will automatically convert into common stock at a one-to-one ration. The pro forma effects of this transaction is unaudited and has been reflected in the accompanying Pro Forma Stockholders' Equity as of December 31, 1999.

   Recent accounting pronouncements

   In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The Company, to date, has not engaged in derivative and hedging activities, and accordingly does not believe that the adoption of SFAS No. 133 will have a material impact on the financial reporting and related disclosures of the Company. The Company will adopted SFAS No. 133 as required by SFAS No. 137, "Deferral of the Effective Date of the FASB Statement No.133," beginning with the third quarter of fiscal 2000.

   In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. Management believes that the impact of SAB 101 will not have a material effect on the financial position or results of operations of the Company.

3. Balance Sheet Components (in thousands)

                                                                 December 31,
                                                                ---------------
                                                                 1998    1999
                                                                ------  -------
   Property and equipment, net:
    Network software and equipment............................. $  363  $ 8,224
    Computers, software and equipment..........................    708    5,494
    Furniture and fixtures.....................................    456      631
    Leasehold improvements.....................................     15      180
                                                                ------  -------
                                                                 1,542   14,529
    Less: Accumulated depreciation and amortization............    (65)  (1,617)
                                                                ------  -------
                                                                $1,477  $12,912
                                                                ======  =======
   Accrued liabilities:
    Accrued payroll and related liabilities.................... $   54  $   489
    Other accrued liabilities..................................    236      390
    Deferred rent..............................................    147       --
                                                                ------  -------
                                                                $  437  $   879
                                                                ======  =======

                        iBEAM BROADCASTING CORPORATION
                         (a development stage company)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)


4. Income Taxes

   No provision for federal and state income taxes has been recorded as the Company has incurred net operating losses since inception. The components of the Company's deferred tax assets are as follows (in thousands):

                                                                December 31,
                                                               ----------------
                                                                1998     1999
                                                               -------  -------
   Net operating loss carryforwards........................... $ 1,343  $10,552
   Nondeductible expenses.....................................     333      588
   Research and development credit carryovers.................      58      477
   Other......................................................      --      187
                                                               -------  -------
                                                                 1,734   11,804
   Less: Valuation allowance..................................  (1,734) (11,804)
                                                               -------  -------
                                                               $    --  $    --
                                                               =======  =======

   Management believes that, based on a number of factors, it is more likely than not that the deferred tax assets will not be utilized; and accordingly, a full valuation allowance has been recorded. The change in the valuation allowance was $1,734,000 and $10,070,000 for the period from March 20, 1998 (inception) to December 31, 1998 and for the year ended December 31, 1999, respectively.

   At December 31, 1999, the Company had approximately $25.8 million of federal and state net operating loss carryforwards available to offset future taxable income which expire in varying amounts beginning in 2004. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50%, as defined, over a three year period.

5. Capital Lease Obligations

   The Company entered into a master lease agreement with a leasing company in November 1998 with aggregate lines of credit totaling $4.5 million, which expire in January 2000. The Company received additional lines totaling $1.0 million in September 1999, which expire in September 2000, and an extension to existing lines for an additional $3.0 million in December 1999, which expire in January 2000. Advances under the lines are to be repaid over periods ranging from 30 months to 48 months, bear interest at rates ranging from 7% to 8%, and are collateralized by the purchased equipment. As of December 31, 1999, the Company had $2.9 million available under its lease lines, of which $0.9 million could be used for software, tenant improvements and tooling specifically approved by the leasing company and $2.0 million could be used for equipment specifically approved by the leasing company. Warrants were issued to the lender in conjunction with the master lease agreement and each additional increase in credit (see Note 7).

                        iBEAM BROADCASTING CORPORATION
                         (a development stage company)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)

   The advances under the lines have been classified as capital leases. As of December 31, 1999, the cost of such leased equipment was approximately $5,850,000 with accumulated amortization of $842,000. As of December 31, 1999, future minimum lease payments under these agreements are as follows:

   Year Ending
   December 31,
   ------------
   2000................................................................. $1,947
   2001.................................................................  1,976
   2002.................................................................  1,597
   2003.................................................................    244
                                                                         ------
   Total minimum lease payments.........................................  5,764
   Less: Amount representing interest (7% to 8%)........................   (564)
                                                                         ------
   Present value of minimum lease payments..............................  5,200
   Less: Current portion of capital lease obligations................... (1,573)
                                                                         ------
   Long-term portion of capital lease obligations....................... $3,627
                                                                         ======

6. Commitments and contingencies

   The Company leases office space and equipment under noncancelable operating leases with various expiration dates through February 2002. Rent expense for the period from March 31, 1998 (inception) to December 31, 1998 and for the year ended December 31, 1999 was approximately $107,000 and $803,000, respectively. The Company also leases bandwidth from a satellite service provider under a non-cancelable lease agreement, which expires on December 2002.

   Future minimum lease payments under noncancelable operating leases are as follows:

   Year Ending
   December 31,
   ------------
   2000.................................................................. $1,634
   2001..................................................................  2,084
   2002..................................................................  1,611
   2003..................................................................     --
                                                                          ------
                                                                          $5,329
                                                                          ======

   In September and October 1999, the Company entered into three-year service agreements with Northpoint Communications, Inc. ("NorthPoint") and Covad, Inc. ("Covad"), respectively, to provide Internet Service Providers replication, live broadcast and on-demand data streaming through a high-speed network provided by NorthPoint and Covad. Under the terms of the agreements, the Company agreed to pay NorthPoint and Covad twenty percent and fifteen percent, respectively, of all revenues created from the transport of content through their networks. No amounts have been incurred under these arrangements as of December 31, 1999.

   In connection with the hiring of David Brewer, Vice President of Operations, the Company agreed to purchase at least $2.0 million of services from Brewer Consulting Networks, a company controlled by Mr. Brewer, beginning January 1, 2000. The obligation to purchase these services from Brewer Consulting Networks is contingent on Mr. Brewer relinquishing operational or ownership control of Brewer Consulting Networks.

   The Company is subject to legal proceedings, claims and litigation arising in the ordinary course of business. The Company's management does not expect that the ultimate costs to resolve these matters will have a material adverse effect on the Company's financial position, results of operations, or cash flows.

                        iBEAM BROADCASTING CORPORATION
                         (a development stage company)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)

7. Convertible Preferred Stock

   The following table summarizes convertible preferred stock at December 31, 1999 (in thousands):

                                             Shares
                                     ---------------------- Liquidation   Net
                                     Designated Outstanding   Amount    Proceeds
                                     ---------- ----------- ----------- --------
   Series A.........................    1,350      1,333      $ 1,600   $ 1,567
   Series B.........................    3,380      3,249        5,361     5,338
   Series C.........................    3,650      3,592       12,284    12,201
   Series D.........................    7,500      7,073       42,153    42,086
                                       ------     ------      -------   -------
                                       15,880     15,247      $61,398   $61,192
                                       ======     ======      =======   =======

   iBEAM's Certificate of Incorporation, as amended, authorizes iBEAM to issue 20 million shares of $0.0001 par value preferred stock in the aggregate.

   The rights, privileges and restrictions of holders of Series A, B, C and D convertible preferred stock ("Series A," "Series B," Series C" and "Series D," respectively) are set forth in iBEAM's amended and restated Certificate of Incorporation, and are summarized as follows:

   Voting

   Each share of Preferred Stock has voting rights equal to an equivalent number of shares of common stock into which it is convertible and votes together as one class with the common stock.

   As long as at least any shares of Preferred Stock remain outstanding, the Company must obtain approval from a majority of the holders of Preferred Stock in order to alter the Certificate of Incorporation as related to Preferred Stock, change the authorized number of shares of Preferred Stock, repurchase any shares of common stock other than shares subject to the right of repurchase by the Company, change the authorized number of Directors, authorize a dividend for any class or series other than Preferred Stock, create a new class of stock or effect a merger, consolidation or sale of assets where the existing shareholders retain less than 50% of the voting stock of the surviving entity.

   Dividends

   Holders of Series A, B, C and D are entitled to receive noncumulative dividends at the per annum rate of $0.096, $0.132, $0.274 and $0.477 per share, respectively, when and if declared by the Board of Directors. The holders of Preferred Stock will also be entitled to participate in dividends on common stock, when and if declared by the Board of Directors, based on the number of shares of common stock held on an as-if converted basis. No dividends on the Preferred Stock or common stock have been declared by the Board from inception through December 31, 1999.

   Liquidation

   In the event of any liquidation, dissolution or winding up of the Company, including a merger, acquisition or sale of assets where the beneficial owners of the Company's common stock and Preferred Stock own less than 51% of the resulting voting power of the surviving entity, the holders of Series A, B, C and D are entitled to receive an amount of $1.20, $1.65, $3.42 and $5.96 per share, respectively, plus any declared but unpaid dividends prior to and in preference to any distribution to the holders of common stock. Should the Company's legally available assets be insufficient to satisfy the liquidation preferences, the funds will be distributed ratably
                        iBEAM BROADCASTING CORPORATION
                         (a development stage company)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)

among the holders of Series A, B, C and D preferred stock in proportion to the amount of such stock owed by each holder. The remaining assets, if any, shall be distributed among the holders of Series A, B, C and D and common stock pro-rated based on the number of shares of common stock held by each (assuming full conversion of all such shares Series A, B, C and D) until the value of the assets distributed to or the consideration received aggregate $180 million.

   Conversion

   Each share of Preferred Stock is convertible, at the option of the holder, according to a conversion ratio of three shares of common stock for one share of Preferred Stock, subject to adjustment for dilution and common stock splits, and Preferred Stock automatically converts into the number of shares of common stock into which such shares are convertible at the then effective conversion ratio upon: (1) the closing of a public offering of common stock at a per share price of at least $3.97 per share with gross proceeds of at least $20 million or (2) the consent of the holders of the majority of Preferred Stock.

   Warrants for convertible preferred stock

   The Company issued warrants to purchase 27,273 and 64,935 shares of Series B at $1.65 per share and $2.31 per share, respectively, in October 1998, 6,396 shares of Series C at $4.69 per share in September 1999, and 25,168 shares of Series D at $5.96 per share in December 1999 to a leasing company upon signing various equipment lease lines as described in Note 5. These warrants expire the earlier of five years from the date of grant or three years from the effective date of the Company's initial public offering. The Company valued the warrants using the Black-Scholes option pricing model applying expected lives of five years, a weighted average risk free rate of 6%, a dividend yield of zero percent and volatility of 80%. The fair value of approximately $793,000 represents additional interest on the equipment lease lines and is being expensed over the lease term using the effective interest rate method. No amounts were amortized in 1998, and $40,000 was amortized during the year ended December 31, 1999.

   In October 1999, the Company also issued a warrant to purchase 218,120 shares of Series D at $5.96 per share to a new investor. In September 1999, the Company entered into sales and marketing cooperative agreement with this investor. These warrants expire the earlier of seven years from the date of grant or four years from the effective date of the Company's initial public offering and were valued using the Black-Scholes option pricing model applying an expected life of seven years, a weighted average risk free rate of 6%, a dividend yield of zero percent and volatility of 80%. The fair value of approximately $1,000,000 represents a non-cash inducement to enter into future commercial agreements and was included in sales and marketing expense during the quarter ended December 31, 1999.

8. Benefit Plans

   Stock Option Plan

   On March 23, 1998, the Company adopted the 1998 Stock Option Plan (the "Plan"). The Plan provides for the granting of stock options to employees and consultants of the Company. Options granted under the Plan may be either incentive stock options or non-qualified stock options. Incentive stock options ("ISO") may be granted only to Company employees (including officers and directors who are also employees). Non-qualified stock options ("NSO") may be granted to Company employees and consultants. The Company has reserved approximately 16,005,000 shares of common stock for issuance under the Plan.

   Options under the Plan may be granted for periods of up to ten years and at prices no less than 85% of the estimated fair value of the shares on the date of grant as determined by the Board of Directors, provided,
                        iBEAM BROADCASTING CORPORATION
                         (a development stage company)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)

however, that (i) the exercise price of an ISO and NSO shall not be less than 100% and 85% of the estimated fair value of the shares on the date of grant, respectively, and (ii) the exercise price of an ISO and NSO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant. Options are exercisable immediately subject to repurchase options held by the Company which lapse with the options vesting schedule. Options may have a maximum term of up to 10 years as determined by the Board of Directors. To date, options granted generally vest over four years.

   The following table summarizes activity under the Plan since inception (in thousands, except per share data):

                                Period from March 20, 1998                   Year Ended
                             (Inception) to December 31, 1998            December 31, 1999
                             ---------------------------------------  -------------------------
                                                  Weighted Average             Weighted Average
                               Options             Exercise Price     Options   Exercise Price
                             ----------------   --------------------  -------  ----------------
   Outstanding at beginning
    of period..............                --        $            --   3,278        $0.06
    Granted................             4,869                   0.04  10,881         0.81
    Exercised..............            (1,591)                  0.01  (6,464)        0.12
    Cancelled..............                --                     --    (837)        0.08
                             ----------------                         ------
   Outstanding at end of
    period.................             3,278                   0.06   6,858         1.20
                             ================                         ======
   Options vested at end of
    period.................                12                   0.06   1,807         0.10
                             ================                         ======

   At December 31, 1998 and 1999, shares of common stock subject to a repurchase option held by the Company totaled approximately 1,591,000 and 5,157,000 shares at a weighted average price of $0.03 and $0.33 per share, respectively.

   The following table summarizes information regarding stock options outstanding as of December 31, 1999 (in thousands, except per share data):

                                 Options Outstanding and Exercisable
                           ----------------------------------------------------------------
                                                        Weighted
                                                         Average                   Weighted
        Range of             Number                     Remaining                  Average
        Exercise           of Options                  Contractual                 Exercise
         Prices            Outstanding                    Life                      Price
       ----------          -----------                 -----------                 --------
         $0.06                  923                     8.7 years                   $0.06
         $0.11                  545                     8.8 years                    0.11
         $0.20                  655                     8.8 years                    0.20
         $0.40                2,869                     9.0 years                    0.40
         $2.00                  839                     9.9 years                    2.00
         $5.00                1,027                    10.0 years                    5.00
                              -----
      $0.06-$5.00             6,858                     9.2 years                    1.20
                              =====

                        iBEAM BROADCASTING CORPORATION
                         (a development stage company)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)

   Fair value disclosures

   Had compensation cost for the Company's stock-based compensation plan been determined based on the fair value at the grant dates for the awards under a method prescribed by SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below:

                                                      Period from
                                                     March 20, 1998
                                                     (Inception) to  Year Ended
                                                      December 31,  December 31,
                                                          1998          1999
                                                     -------------- ------------
   Net loss:
     As reported....................................    $(4,227)      $(29,968)
     Pro forma......................................    $(4,265)      $(30,731)
   Net loss per share--basic and diluted:
     As reported....................................    $ (0.78)      $  (4.72)
     Pro forma......................................    $ (0.78)      $  (4.86)

   The Company calculated the value of each option grant on the date of grant using the Black-Scholes option pricing model with the following assumptions for all periods: dividend yield expected and volatility of 0%; expected lives of four years and risk free interest rate of 5.75%. These pro forma amounts may not be representative of the effects on reported net loss for future years as options vest over several years and additional awards are generally made each year. The weighted average fair value of options granted was $0.19 and $1.80 for the period from March 20, 1998 (inception) to December 31, 1998 and for the year ended December 31, 1999, respectively.

   Stock-based compensation

   In connection with certain stock option grants to employees and board members, the Company recognized approximately $608,000 and $17,290,000 of unearned stock-based compensation for the excess of the deemed fair market value over the exercise price at the date of grant for the period from March 10, 1998 (inception) to December 31, 1998 and for the year ended December 31, 1999, respectively. The compensation expense is being recognized, using the multiple option method as prescribed by FASB Interpretation No. 28, over the option's vesting period of generally four years. As a result, amortization of stock-based compensation as of December 31, 1999 is expected to be $7,313,000 in 2000, $3,491,000 in 2001, $1,533,000 in 2002 and $556,000 in 2003.

   Stock-based compensation expense related to stock options granted to consultants is recognized as earned. At each reporting date, the Company re-values the stock-based compensation using the Black-Scholes option pricing model. As a result, the stock-based compensation expense will fluctuate as the fair market value of our common stock fluctuates. In connection with the grant of stock options to consultants, the Company recorded stock-based compensation expense of $8,000 and $419,000 for the period from March 20, 1998 (inception) to December 31, 1998 and for the year ended December 31, 1999, respectively. As of December 31, 1999, the Company expects to amortize stock-based compensation expense of $720,000 over future periods assuming no change in the underlying value of the Company's common stock.

   401(k) Plan

   The Company's employee savings and retirement plan is qualified under
Section 401 of the Internal Revenue Code. Employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and have the amount of such reduction contributed to the 401(k) Plan. The Company currently does not make matching or additional contributions to the 401(k) Plan on its employees' behalf.

                        iBEAM BROADCASTING CORPORATION
                         (a development stage company)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)

9. Segment Information

   The Company currently operates in a single business segment as there is only one measurement of profitability for its operations. Through December 31, 1999, foreign operations have not been significant in either revenues or investments in long-lived assets.

   A summary of the Company's revenues by service offering is as follows (in thousands):

                                                                    Year Ended
                                                                   December 31,
                                                                       1999
                                                                   ------------
   iBEAM On-Air...................................................     $  9
   iBEAM On-Stage.................................................      110
   iBEAM On-Demand................................................        5
   Other turnkey services.........................................       25
                                                                       ----
                                                                       $149
                                                                       ====

   For the year ended December 31, 1999, the Company's significant customers were ProWebCast, MusicNow, Inc. and Pixelworld, which represented 40%, 15% and 13% of total revenue, respectively. At December 31, 1999, Pacific Century and Pixelworld represented 43% and 28%, respectively, of the accounts receivable balance.

10. Subsequent Events (unaudited):

   Stock option plans

   The Company's 2000 Stock Plan (the "2000 Plan") was adopted by the Board of Directors, subject to stockholder approval, in January 2000. The 2000 Plan provides for the grant of incentive stock options to employees and non-statutory stock options and stock purchase rights to employees, directors and consultants.

   A total of 7,000,000 shares of common stock were reserved for issuance pursuant to the 2000 Plan. No options have yet been issued. The number of shares reserved for issuance under the 2000 Plan will increase annually on January 1st of each calendar year, effective beginning in 2001, equal to the lesser of:

  . 5% of the outstanding shares of common stock on the first day of the year,

  .  4,000,000 shares or

  .  such lesser amount as determined by the Board of Directors.

   In January 2000, the Board of Directors adopted, subject to stockholder approval, the 2000 Director Option Plan (the "Director Plan"). The Director Plan provides for the periodic grant of nonstatutory stock options to non-employee directors. A total of 500,000 shares were reserved for issuance under the Director Plan.

   Series E preferred stock

   In January 2000, the Company obtained a legally binding, irrevocable commitment from a new investor to purchase series E preferred stock totaling $30 million by February 15, 2000.

                                     iBEAM

                                  BROADCASTING

                                  CORPORATION

                                     [LOGO]

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses Of Issuance And Distribution

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

   SEC registration fee.................................................. $
   NASD filing fee.......................................................
   Nasdaq National Market listing fee....................................
   Printing and engraving costs..........................................
   Legal fees and expenses...............................................
   Accounting fees and expenses..........................................
   Blue Sky fees and expenses............................................
   Transfer Agent and Registrar fees.....................................
   Miscellaneous expenses................................................
                                                                          -----
     Total............................................................... $
                                                                          =====

Item 14. Indemnification Of Directors And Officers

   Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

   Article X of our Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

   Article VI of our Amended and Restated Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of us if such person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

   We have entered into indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our Amended and Restated Bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future. The indemnification agreements may require us, among other things, to indemnify our directors and officers against certain liability that may arise by reason of their status or service as directors and officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors and officers' insurance, if available on reasonable terms.

Item 15. Recent Sales Of Unregistered Securities

   Since inception, we have issued unregistered securities to a limited number of persons, as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

   (1) Since inception through December 31, 1999, (the most recent practicable date) we granted stock options to purchase common stock and issued shares of common stock pursuant to restricted stock purchase agreements equal to a total of 15,750,273 shares of our common stock at prices ranging from $0.00033 to $5.00 to employees, consultants and directors pursuant to our 1998 Stock Plan, as amended.

   (2) On March 23, 1998, we sold 5,545,875 shares of common stock to our three founders in exchange for $0.00033 per share for an aggregate purchase price of $1,848.63.

   (3) On April 16, 1998, we sold 1,333,333 shares of Series A Preferred Stock for $1.20 per share to a group of private investors for an aggregate purchase price of $1,599,999.60.

   (4) On June 8, 1998 and July 21, 1998, we sold 3,248,904 shares of Series B Preferred Stock for $1.65 per share to a group of private investors for an aggregate purchase price of $5,360,691.60.

   (5) On November 24, 1998, we issued warrants to purchase 92,208 shares of our Series B Preferred Stock to Comdisco, Inc., of which 27,273 have an exercise price of $1.65 and 64,935 have an exercise price of $2.31.

   (6) On February 3, 1999, we sold 3,591,816 shares of Series C Preferred Stock for $3.42 per share to a group of private investors for an aggregate purchase price of $12,284,010.

   (7) On September 1, 1999, we issued a warrant to purchase 6,396 shares of Series C Preferred Stock at an exercise price of $3.42 to Comdisco, Inc.

   (8) On October 14, 1999, we sold 7,072,732 shares of Series D Preferred Stock for $5.96 per share to a group of private investors for an aggregate purchase price of $42,153,482.72.

   (9) On October 14, 1999, we issued a warrant to purchase 218,120 shares of Series D Preferred Stock at an exercise price of $5.96 to Microsoft Corporation.

   (10) On December 3,1999, we issued a warrant to purchase 25,268 shares of Series D Preferred Stock at an exercise price of $5.96 to Comdisco, Inc.

   For additional information concerning these equity investment transactions, reference is made to the information contained under the caption "Certain Relationships and Related Transactions" in the form of prospectus included herein.

Item 16. Exhibits And Financial Statement Schedules

   (a) Exhibits

   Exhibit
   Number                         Description of Document
   -------                        -----------------------
    1.1*   Form of Underwriting Agreement.
    3.1    Amended and Restated Certificate of Incorporation of the Registrant.
    3.2    Form of Amended and Restated Certificate of Incorporation of the
           Registrant, to be filed prior to the closing of this offering.
    3.3    By-Laws of the Registrant.
    3.4    Form of Amended and Restated By-Laws of the Registrant, to be
           effective upon the closing of this offering.
    4.1*   Form of Registrant's Common Stock certificate.
    4.2    Amended and Restated Investors' Rights Agreement dated October 14,
           1999.
    4.3    Series D Stock Purchase Warrant dated October 14, 1999 held by
           Microsoft Corporation.
    4.4    Voting Agreement dated October 14, 1999.
    4.5    Voting Agreement with Liberty IB, Inc. dated February 12, 1999
    5.1*   Opinion of Wilson Sonsini Goodrich & Rosati Professional
           Corporation.
   10.1    Form of Indemnification Agreement entered into by the Registrant with each of its directors and executive officers.
   10.2*   Employment Agreement dated January 12, 1999 between the Registrant and Peter Desnoes.
   10.3    1998 Stock Plan and forms of agreement thereunder.
   10.4    2000 Stock Plan and forms of agreement thereunder.
   10.5    2000 Employee Stock Purchase Plan.
   10.6    2000 Director Option Plan.
   10.7*   Sublease Agreement dated July 6, 1998 between Netscape
           Communications, Inc. and the Registrant with respect to Registrant's facilities in Sunnyvale, California.
   10.8*+  iBEAM and Microsoft Broadband Streaming Initiative Agreement dated
           September 20, 1999.
   10.9*+  iBEAM Network Membership Agreement by and between the Registrant and
           Covad Communications Group dated October 5, 1999.
   10.10*+ Teleport Services Agreement dated December 13, 1999 between Williams
           Vyvx Services, a business unit of Williams Communications, Inc., and the Registrant.
   23.1    Consent of PricewaterhouseCoopers, LLP, independent accountants.
   23.2*   Consent of Counsel. Reference is made to Exhibit 5.1.
   24.1    Power of Attorney (see page II-5).
   27.1    Financial Data Schedule.

--------
 * To be filed by amendment.
 +Confidential treatment requested.

   (b) Financial Statement Schedules

   Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

   We hereby undertake to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of iBEAM pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer, or controlling person of iBEAM in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   We hereby undertake that:

      (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by iBEAM pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Sunnyvale, State of California, on the 1st day of February, 2000.

                                          iBEAM BROADCASTING CORPORATION

                                          By: /s/ Chris Dier___________________
                                            Chris Dier
                                            Vice President and Chief Financial
                                            Officer

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Chris Dier and Peter Desnoes, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

             Signature                           Title                   Date
             ---------                           -----                   ----

/s/ Peter Desnoes                    President and Chief           February 1, 2000
____________________________________  Executive Officer and
Peter Desnoes                         Chairman of the Board
                                      (Principal Executive
                                      Officer)

/s/ Chris Dier                       Vice President and Chief      February 1, 2000
____________________________________  Financial Officer
Chris Dier                            (Principal Financial and
                                      Accounting Officer)

/s/ Barry Baker                      Director                      February 1, 2000
____________________________________
Barry Baker

/s/ Frederic Seegal                  Director                      February 1, 2000
____________________________________
Frederic Seegal

/s/ Richard Shapero                  Director                      February 1, 2000
____________________________________
Richard Shapero

/s/ Peter Wagner                     Director                      February 1, 2000
____________________________________
Peter Wagner

/s/ Robert Wilmot                    Director                      February 1, 2000
____________________________________
Robert Wilmot


                               INDEX TO EXHIBITS

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
  1.1*   Form of Underwriting Agreement.
  3.1    Amended and Restated Certificate of Incorporation of the Registrant.
  3.2    Form of Amended and Restated Certificate of Incorporation of the
         Registrant, to be filed prior to the closing of this offering.
  3.3    By-Laws of the Registrant.
  3.4    Form of Amended and Restated By-Laws of the Registrant, to be
         effective upon the closing of this offering.
  4.1*   Form of Registrant's Common Stock certificate.
  4.2    Amended and Restated Investors' Rights Agreement dated October 14,
         1999.
  4.3    Series D Stock Purchase Warrant dated October 14, 1999 held by
         Microsoft Corporation.
  4.4    Voting Agreement dated October 14, 1999.
  4.5    Voting Agreement with Liberty IB, Inc. dated February 12, 1999
  5.1*   Opinion of Wilson Sonsini Goodrich & Rosati Professional Corporation.
 10.1    Form of Indemnification Agreement entered into by the Registrant with each of its directors and executive officers.
 10.2*   Employment Agreement dated January 12, 1999 between the Registrant and
         Peter Desnoes.
 10.3    1998 Stock Plan and forms of agreement thereunder.
 10.4    2000 Stock Plan and forms of agreement thereunder.
 10.5    2000 Employee Stock Purchase Plan.
 10.6    2000 Director Option Plan.
 10.7*   Sublease Agreement dated July 6, 1998 between Netscape Communications,
         Inc. and the Registrant with respect to Registrant's facilities in
         Sunnyvale, California.
 10.8*+  iBEAM and Microsoft Broadband Streaming Initiative Agreement dated
         September 20, 1999.
 10.9*+  iBEAM Network Membership Agreement by and between the Registrant and
         Covad Communications Group dated October 5, 1999.
 10.10*+ Teleport Services Agreement dated December 13, 1999 between Williams
         Vyvx Services, a business unit of Williams Communications, Inc., and the Registrant.
 23.1    Consent of PricewaterhouseCoopers, LLP, independent accountants.
 23.2*   Consent of Counsel. Reference is made to Exhibit 5.1.
 24.1    Power of Attorney (see page II-5).
 27.1    Financial Data Schedule.

--------
 * To be filed by amendment.
 +Confidential treatment requested.